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                                                                     EXHIBIT 2.4

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (the "Agreement"), dated as of December 13, 2005, is by and among Spheris Holding III, Inc., a Delaware corporation ("Holdings"), Spheris Operations, Inc., a Tennessee corporation ("Parent"), Spheris Merger Sub, Inc., a California corporation ("Merger Sub"), Vianeta Communications, a California corporation ("Vianeta"), and the Principal Shareholders listed on Exhibit A attached hereto (each a "Principal Shareholder" and, collectively, the "Principal Shareholders"). Capitalized terms used herein are defined in this Agreement or as set forth in Exhibit B attached hereto.

                                    RECITALS:

     WHEREAS, Merger Sub is a wholly-owned subsidiary of Parent;

     WHEREAS, the respective Boards of Directors of Holdings, Parent, Merger Sub, and Vianeta have approved this Agreement and the consummation of the transactions contemplated hereby, pursuant to which (i) Merger Sub will merge with and into Vianeta, with Vianeta continuing as the surviving corporation and as a wholly-owned subsidiary of Parent, and (ii) the shareholders of Vianeta will receive the merger consideration set forth herein; and

     WHEREAS, Holdings, Parent, Merger Sub, Vianeta and the Principal Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger (as defined herein) and also to prescribe various conditions of the Merger.

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, and subject to and on the terms and conditions set forth herein, the parties hereby agree as follows:

                                   ARTICLE I.
                                   THE MERGER

     SECTION 1.1 THE MERGER. At the Effective Time, in accordance with this Agreement and the California General Corporation Law ("CGCL"), Merger Sub will merge with and into Vianeta (the "Merger"), the separate corporate existence of Merger Sub will cease, and Vianeta will continue as the surviving corporation (the "Surviving Corporation"). From and after the Effective Time, the Surviving Corporation will possess all the rights, privileges, immunities and franchises of, and will be subject to all liabilities, obligations and penalties of, Vianeta and Merger Sub, all with the effect set forth in the CGCL.

     SECTION 1.2 ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation of Merger Sub in effect immediately prior to the Effective Time will be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law. The Bylaws of Merger Sub in effect immediately prior to the Effective Time will be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

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     SECTION 1.3 DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by applicable law. The officers of Merger Sub immediately prior to the Effective Time will be the officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by applicable law.

     SECTION 1.4 CONVERSION OF SECURITIES.

          (a) As of the Effective Time, by virtue of the Merger and without any action on the part of Vianeta, Merger Sub, or the respective shareholders thereof, each share of capital stock of Vianeta that is issued and outstanding as of the Effective Time (other than shares held in Vianeta's treasury) will be converted into the right to receive the Per-Share Merger Consideration, as determined pursuant to Section 1.4(d) below. Each share of Vianeta capital stock when converted in accordance with this Section 1.4(a), will no longer be outstanding, will automatically be cancelled and will cease to exist, and each certificate previously representing any such shares will thereafter represent the right to receive the Per-Share Merger Consideration in respect of each such share.

          (b) Each share of Vianeta held in Vianeta's treasury as of the Effective Time will be cancelled and retired and all rights in respect thereof will cease to exist, without any conversion thereof or payment of any consideration in respect thereof.

          (c) As of the Effective Time, by virtue of the Merger and without any action on the part of Vianeta, Merger Sub or the respective shareholders thereof, each share of common stock of Merger Sub, no par value per share (the "Merger Sub Common Stock"), that is issued and outstanding as of the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with this Section 1.4(c), will no longer be outstanding, will automatically be cancelled and will cease to exist.

          (d) The merger consideration will consist of: (i) an amount equal to $8,500,000 minus an estimated Section 338 Election Tax Amount, which shall be $411,000 or such other amount as mutually agreed to by the parties prior to the Closing (the "Estimated Section 338 Election Tax Amount"), payable in cash by Parent to the holders of Vianeta capital stock as set forth on Schedule 1.4(d) attached hereto (as such amount may be adjusted pursuant to Section 1.9 (the "Cash Consideration")); (ii) 500,000 shares of Spheris Holding III, Inc. common stock (the "Stock Consideration") payable to the holders of Vianeta capital stock as set forth on Schedule 1.4(d); (iii) $1,500,000 in cash payable by wire transfer (the "Technology Consideration") as set forth on Schedule 1.4(d) as additional consideration for the intellectual property rights to Vianeta's technologies upon (A) the successful release of Vianeta's "Panther" upgrade, and
(B) the successful implementation of four speech recognition accounts to Parent's customers, as such objectives are defined and set forth in Exhibit C, and (iv) payments based on


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software sales to the existing customer pipeline of Vianeta in the amounts and percentages and according to the terms set forth on Exhibit D not to exceed $2,000,000 in cash in the aggregate, to be paid by wire transfer on the first anniversary of the Closing Date as set forth on Schedule 1.4(d) (the "Sales Consideration") (together with (i), (ii) and (iii), the "Merger Consideration"). Each share of Vianeta capital stock will be converted into the right to receive the specific portion of the Cash Consideration, Stock Consideration, Technology Consideration and Sales Consideration as set forth on Schedule 1.4(d) (such amount as set forth on Schedule 1.4(d), the "Per-Share Merger Consideration").

          (e) At the Effective Time, Parent shall place into escrow with an escrow agent to be mutually agreed upon by the parties (the "Escrow Agent"), pursuant to the terms of the Escrow Agreement attached hereto as Exhibit E (the "Escrow Agreement"), One Million Dollars ($1,000,000) to be delivered as Merger Consideration which would otherwise be payable to shareholders of Vianeta capital stock (such cash, plus any accrued interest thereon, the "Escrow Amount"). The Escrow Amount shall be held in escrow by the Escrow Agent and distributed to and in accordance with the terms of the Escrow Agreement, for the purpose of providing payment with respect to claims for indemnification made by Parent Indemnified Persons pursuant to Section 9.1 and payment of the adjustments to the Cash Consideration pursuant to Section 1.9. Distributions made in accordance with the terms of Section 1.9 shall not affect the Escrow Amount. In the event of any inconsistency between the description contained in this Section 1.4(e) regarding the distribution of the Escrow Amount and the terms of the Escrow Agreement, the terms of the Escrow Agreement shall control.

     SECTION 1.5 CHANGES IN VIANETA CAPITAL STOCK. If between the date of this Agreement and the Effective Time, the outstanding shares of Vianeta capital stock have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Per-Share Merger Consideration will be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     SECTION 1.6 DELIVERY OF STOCK CERTIFICATES; PAYMENT OF MERGER
CONSIDERATION.

          (a) At the Effective Time, Vianeta shall use reasonable efforts to cause to be delivered to Parent certificates representing the shares of Vianeta capital stock entitled to the Cash Consideration and the Stock Consideration (the "Converted Vianeta Preferred Shares"), together with letters of transmittal in respect thereof executed by the holders of the Converted Vianeta Preferred Shares, specifying that delivery will be effected, and that risk of loss and title will pass, upon delivery of such certificates to Parent at the Effective Time.

          (b) Subject to Section 1.7(b), at the Effective Time, Parent will pay to each holder of Converted Vianeta Preferred Shares who has delivered a certificate reflecting Converted Vianeta Preferred Shares together with a letter of transmittal in respect thereof, (i) the Cash Consideration to the holders of Converted Vianeta Preferred Shares by wire transfer to the accounts of such holders specified in writing prior to the Effective Time, which amount will be paid to such holders in the amounts and percentages set forth on Schedule 1.4(d), and (ii) the Stock Consideration by delivery of shares of common stock of Holdings to the holders of


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Converted Vianeta Preferred Shares in the amounts and percentages as set forth on Schedule 1.4(d).

     SECTION 1.7 APPROVAL OF MERGER; APPRAISAL RIGHTS.

          (a) By his, her or its execution of this Agreement, each Principal Shareholder consents to the terms of the Merger and to the taking of shareholder action to approve the Merger at a meeting, acknowledges that he, she or it is aware of his, her or its rights under the CGCL to dissent to the Merger and demand payment for his, her or its shares of Vianeta capital stock, and waives such rights to dissent and demand payment. The Principal Shareholders hereby covenant with, and represent and warrant to, the Parent that Vianeta will, promptly after the execution hereof, send written notice to its shareholders in accordance with the Bylaws of Vianeta and Section 603 of the CGCL. Such notice shall contain a notice of appraisal rights in accordance with Chapter 13 of the CGCL.

          (b) Notwithstanding Section 1.6(b), Vianeta capital stock outstanding immediately prior to the Effective Time and held by a shareholder that has not voted in favor of the Merger ("Non-Consenting Shares") shall be converted into a right to receive only (x) the applicable portion of the Merger Consideration (as set forth on Schedule 1.4(d)) when and if such shareholder (a "Non-Consenting Shareholder") fails to make, perfect or withdraws or otherwise loses its right to appraisal pursuant to Chapter 13 of the CGCL, without interest thereon, or
(y) the amount such Non-Consenting Shareholder is finally determined to be entitled to pursuant to the appraisal process under Chapter 13 of the CGCL. Each party shall give the other parties prompt notice of any demands received by such party for appraisal of Vianeta capital stock, and the Parent shall conduct, and the Shareholder Representative shall have the right to participate in, all negotiations and proceedings with respect to such demands. Parent shall not, except with the prior written consent of the Shareholder Representative (not to be unreasonably withheld or delayed), enter into any settlement or compromise with respect to any such demands.

     SECTION 1.8 OPTIONS AND WARRANTS; CONVERTIBLE NOTES. At the Effective Time, each option and warrant to purchase Vianeta capital stock, to the extent outstanding and not exercised prior to the Effective Time, shall be cancelled and terminated. Each note convertible into shares of Vianeta series B preferred stock, to the extent outstanding, shall be automatically converted into shares of Vianeta series B preferred stock immediately prior to the Effective Time.

     SECTION 1.9 ADJUSTMENTS TO PURCHASE PRICE.

          (a) Vianeta Cash Balance Adjustment. The Cash Consideration shall be subject to adjustment as described below:

               (i) The Closing Date Balance Sheet delivered pursuant to Section
5.7 shall identify cash and cash equivalents (the "Closing Cash Amount"). The Closing Date Balance Sheet shall be prepared using the same accounting principles, practices and methodologies, consistently applied, that were used to prepare the Vianeta financial statements attached hereto pursuant to Section 3.4.


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                    (A) If the Closing Cash Amount is less than $400,000, the
     Cash Consideration shall be reduced by the difference between the Closing Cash Amount and $400,000.

                    (B) If the Closing Cash Amount is greater than $400,000, the Cash Consideration shall be increased by the difference between the Closing Cash Amount and $400,000.

               (ii) Within forty-five (45) days after the Closing Date, Parent will prepare and deliver to the Shareholder Representative a balance sheet of the Company as of the opening of business on the Closing Date (the "Final Closing Date Balance Sheet"), including a calculation of the Closing Cash Amount as of the Closing Date (the "Closing Date Closing Cash Amount"). The Final Closing Date Balance Sheet shall be prepared in accordance with GAAP, and using the same accounting principles, practices and methodologies, consistently applied, that were used to prepare the Vianeta financial statements attached hereto pursuant to Section 3.4.

               (iii) The Shareholder Representative shall have a period commencing upon delivery of the Final Closing Date Balance Sheet by Parent and expiring thirty (30) days after such delivery date to review the Final Closing Date Balance Sheet. During such period, Parent shall permit the Shareholder Representative and its agents or representatives to have reasonable access, during normal business hours, to, and to examine, all work papers and schedules that are or were necessary to prepare and/or review the schedule. In the event the Shareholder Representative disputes the determination of the Closing Date Closing Cash Amount, the Shareholder Representative shall, within thirty (30) days after delivery of the Final Closing Date Balance Sheet, deliver a notice to Parent (the "Cash Adjustment Dispute Notice"), setting forth in reasonable detail the component or components which are in dispute and the basis of such dispute. If the Shareholder Representative fails to deliver a Cash Adjustment Dispute Notice to Parent within thirty (30) days after Parent's delivery of the Final Closing Date Balance Sheet, then the Shareholder Representative shall be bound by the calculation of the Closing Date Closing Cash Amount that accompanied the Final Closing Date Balance Sheet, and the Closing Date Closing Cash Amount shall be deemed to be the Final Closing Date Closing Cash Amount (as defined below), and any required payments shall be made pursuant to Section 1.9(a)(iv) below based on such Final Closing Date Closing Cash Amount. If the Shareholder Representative delivers the Cash Adjustment Dispute Notice within such thirty (30) day period, then the Shareholder Representative and Parent will negotiate in good faith (with the assistance of their respective independent accountants and counsel, if desired) to resolve any such dispute within fifteen
(15) days after receipt by the Parent of the Cash Adjustment Dispute Notice. If Parent and the Shareholder Representative fail to resolve any such dispute within fifteen (15) days after receipt by Parent of the Cash Adjustment Dispute Notice, they shall submit the dispute to either an accounting firm mutually agreed to by the Shareholder Representative and Parent (the "Reviewing Accountant") to review the Closing Date Closing Cash Amount set forth on the Final Closing Date Balance Sheet. Parent and the Shareholder Representative shall make available to the Reviewing Accountant all work papers and all other information and material in their possession relating to the matters in the Cash Adjustment Dispute Notice. The Reviewing Accountant shall be instructed to use its reasonable best efforts to deliver its determination as promptly as practicable after such submission of the dispute to the Reviewing Accountant. The parties hereby expressly agree that the determination of the Reviewing Accountant shall be final


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

and binding on the parties (absent fraud or manifest bad faith by the Reviewing Accountant). The Closing Date Closing Cash Amount on the Final Closing Date Balance Sheet as determined by Parent (if not disputed), or as modified (if at all) by agreement of Parent and the Shareholder Representative or by decision of the Reviewing Accountant, shall be referred to herein as the "Final Closing Date Closing Cash Amount." Each party shall bear its own expenses and the fees and expenses of its own representatives and experts, including its independent accountants, in connection with the preparation, review, dispute (if any) and final determination of the Final Closing Date Closing Cash Amount. The costs, expenses and fees of the Reviewing Accountant shall be borne by the Shareholder Representative, on the one hand, and Parent, on the other hand, based on the percentage which the portion of the contested amount(s) not awarded to such party bears to the amount actually contested by such party.

               (iv) Within fifteen (15) days after the Final Closing Date Closing Cash Amount has become final and binding on the parties pursuant to this
Section 1.9(a), the Cash Consideration will be adjusted as follows:

                    (A) If the Final Closing Date Closing Cash Amount is greater than the Closing Cash Amount, Parent shall be obligated to pay a dollar amount equal to such difference to the Shareholder Representative on behalf of the Vianeta shareholders.

                    (B) If the Final Closing Date Closing Cash Amount is less than the Closing Cash Amount, Parent shall be entitled to payment of a dollar amount equal to such deficit out of the Escrow Amount.

          (b) Section 338 Election Tax Amount Adjustments. The Cash Consideration shall be subject to adjustment as described below:

               (i) Within ten (10) days after the filing of the tax return reflecting the Section 338 Election Tax Amount, Parent will prepare and deliver to the Shareholder Representative the Section 338 Election Tax Amount as of the Closing Date (the "Closing Date 338 Election Tax Amount") prepared using the same accounting principles, practices and methodologies, consistently applied, that were used to prepare the Estimated Section 338 Election Tax Amount.

               (ii) The Shareholder Representative shall have a period commencing upon delivery of the Closing Date 338 Election Tax Amount by Parent and expiring thirty (30) days after such delivery date to review the Closing Date 338 Election Tax Amount. During such period, Parent shall permit the Shareholder Representative and its agents or representatives to have reasonable access, during normal business hours, to, and to examine, all work papers and schedules that are or were necessary to prepare and/or review the schedule. In the event the Shareholder Representative disputes the determination of the Closing Date 338 Election Tax Amount, the Shareholder Representative shall, within thirty (30) days after delivery of the Closing Date 338 Election Tax Amount, deliver a notice to Parent (the "Tax Adjustment Dispute Notice"), setting forth in reasonable detail the component or components which are in dispute and the basis of such dispute. If the Shareholder Representative fails to deliver a Tax Adjustment Dispute Notice to Parent within thirty (30) days after Parent's delivery of the Closing Date 338 Election Tax Amount, then the Shareholder Representative shall be bound by


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the calculation of the Closing Date 338 Election Tax Amount and Closing Date 338
Election Tax Amount shall be deemed to be the Final Closing Date 338 Election
Tax Amount (as defined below), and any required payments shall be made pursuant to Section 1.9(a)(iv) below based on such Final Closing Date 338 Election Tax Amount. If the Shareholder Representative delivers the Tax Adjustment Dispute Notice within such thirty (30) day period, then the Shareholder Representative and Parent will negotiate in good faith (with the assistance of their respective independent accountants and counsel, if desired) to resolve any such dispute within fifteen (15) days after receipt by the Parent of the Tax Adjustment Dispute Notice. If Parent and the Shareholder Representative fail to resolve any such dispute within fifteen (15) days after receipt by Parent of the Tax Adjustment Dispute Notice, they shall submit the dispute to either an accounting firm mutually agreed to by the Shareholder Representative and Parent (the "Reviewing Accountant") to review the Closing Date 338 Election Tax Amount. Parent and the Shareholder Representative shall make available to the Reviewing Accountant all work papers and all other information and material in their possession relating to the matters in the Tax Adjustment Dispute Notice. The Reviewing Accountant shall be instructed to use its reasonable best efforts to deliver its determination as promptly as practicable after such submission of the dispute to the Reviewing Accountant. The parties hereby expressly agree that the determination of the Reviewing Accountant shall be final and binding on the parties (absent fraud or manifest bad faith by the Reviewing Accountant). The Final Closing Date 338 Election Tax Amount as determined by Parent (if not disputed), or as modified (if at all) by agreement of Parent and the Shareholder Representative or by decision of the Reviewing Accountant, shall be referred to respectively herein as the "Final Closing Date 338 Election Tax Amount"). Each party shall bear its own expenses and the fees and expenses of its own representatives and experts, including its independent accountants, in connection with the preparation, review, dispute (if any) and final determination of the Final Closing Date 338 Election Tax Amount. The costs, expenses and fees of the Reviewing Accountant shall be borne by the Shareholder Representative, on the one hand, and Parent, on the other hand, based on the percentage which the portion of the contested amount(s) not awarded to such party bears to the amount actually contested by such party.

               (iii) Within fifteen (15) days after the Final Closing Date 338 Election Tax Amount has become final and binding on the parties pursuant to this
Section 1.9(a), the Cash Consideration will be adjusted as follows:

                    (A) If the Final Closing Date 338 Election Tax Amount is greater than the Estimated Section 338 Election Tax Amount, Parent shall be entitled to payment of a dollar amount equal to such deficit out of the Escrow Amount.

                    (B) If the Final Closing Date 338 Election Tax Amount is less than the Estimated Section 338 Election Tax Amount, Parent shall pay a dollar amount equal to such difference to the Shareholder Representative on behalf of the Vianeta shareholders.

                                   ARTICLE II.
                                     CLOSING

     SECTION 2.1 CLOSING. The closing of the transactions contemplated hereby (the "Closing") will take place at the Nashville offices of Bass, Berry & Sims PLC at 10:00 a.m.


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(Central Standard Time), on the third Business Day following the satisfaction or waiver of the conditions precedent set forth in Article VII, or at such other time and place as the parties mutually agree. For purposes of this Agreement,
(i) "Closing Date" means the date on which the Closing occurs, and (ii)
"Business Day" means any day other than Saturday or Sunday or any other day on which banks in New York are permitted or required to be closed.

     SECTION 2.2 EFFECTIVE TIME. Upon the terms and conditions of this Agreement, the Parent or Merger Sub shall deliver to the Secretary of State of the State of California a copy of this agreement with an officers' certificate of Parent, Merger Sub and Vianeta as required by Section 1103 of the CGCL (the "Agreement of Merger") contemporaneously with, or immediately after, the Closing, and shall make all other filings or recordings as may be required under the CGCL and any other applicable law in order to effect the Merger. The Merger will become effective at the time of the filing of the Agreement of Merger with the Secretary of State of the State of California in accordance with the CGCL, or at such later time as the parties may agree and as is provided in the Agreement of Merger. The date and time at which the Merger will so become effective is herein referred to as the "Effective Time."

                                  ARTICLE III.
           REPRESENTATIONS AND WARRANTIES OF VIANETA AND THE PRINCIPAL
                                  SHAREHOLDERS

     Except as disclosed in the Vianeta Disclosure Schedules attached hereto, each of Vianeta and the Principal Shareholders represents to Holdings, Parent and Merger Sub as follows:

     SECTION 3.1 ORGANIZATION AND GOOD STANDING.

          (a) Vianeta is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to conduct its business as it is now being conducted. Vianeta is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified or to be in good standing would not have, individually or in the aggregate, a Material Adverse Effect. Schedule 3.1(a) contains a complete and accurate list of each jurisdiction where Vianeta is qualified to do business as a foreign corporation.

          (b) Vianeta has made available to Parent true and correct copies of the Articles of Incorporation and Bylaws of Vianeta.

     SECTION 3.2 AUTHORITY; NO CONFLICT.

          (a) This Agreement constitutes the valid and binding obligation of each of Vianeta and the Principal Shareholders, enforceable against Vianeta and the Principal Shareholders in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by principles of equity. Upon the execution and delivery by each of Vianeta and the Principal Shareholders of each document to be executed or delivered by Vianeta or the Principal Shareholders at Closing pursuant to Section


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7.2(j) (collectively, the "Vianeta Closing Documents"), each of the Vianeta
Closing Documents will constitute the valid and binding obligation of Vianeta and the Principal Shareholders (to which such Principal Shareholder is a party), enforceable against Vianeta and the Principal Shareholders (as applicable) in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by principles of equity. Other than authorization and approval by the shareholders of Vianeta, Vianeta has all requisite corporate power and authority to execute and deliver this Agreement and the Vianeta Closing Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Vianeta and the consummation by Vianeta of the transactions contemplated hereby have been duly authorized by Vianeta's Board of Directors, and subject to the approval by Vianeta's shareholders under the CGCL, no other corporate action on the part of Vianeta is necessary to authorize the execution and delivery by Vianeta of this Agreement or the consummation of the transactions contemplated hereby. Each of the Principal Shareholders has all requisite legal power and authority to execute and deliver this Agreement and the Vianeta Closing Documents (to which such Principal Shareholder is a party) and to consummate the transactions contemplated hereby and thereby. No other legal action on the part of the Principal Shareholders is necessary to authorize the execution and delivery by the Principal Shareholders of this Agreement or the consummation of the transactions contemplated hereby.

          (b) Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate the Articles of Incorporation or Bylaws of Vianeta, (ii) conflict with or violate any federal, state, local or municipal laws, ordinances, codes or regulations ("Legal Requirements") applicable to Vianeta, or any order, injunction, judgment, decree, ruling, assessment or arbitration award ("Orders") of any Governmental Authority or arbitrator to which Vianeta or any of its respective assets are subject, (iii) breach any provision of, give any Person the right to consent to or notice of the consummation of the transactions contemplated hereby, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Material Contract (each such contract, a "Required Consent"); (iv) result in the imposition or creation of any lien, charge, pledge, claim, encumbrance or security interest ("Liens") upon or with respect to any of the assets of Vianeta or (v) cause Vianeta to become subject to, or become liable for, the payment of any Tax (as defined below), except, in any such case other than subsection
(b)(i), for such conflicts, violations, breaches, Liens or Taxes that, individually or in the aggregate, would not have a Material Adverse Effect. For purposes of this Agreement, (x) "Governmental Authority" means any federal, state, local or municipal court, legislature, executive or regulatory authority, agency or commission, or other governmental entity, authority or instrumentality; and (y) "Person" means any individual, partnership, limited partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity, or any Governmental Authority. No consent, approval, waiver or other action by any Person under any contract, agreement, indenture, lease, instrument or other document to which any Principal Shareholder is a party or by which it is bound is required or necessary for the execution, delivery and performance of this Agreement and the other Vianeta Closing Documents (to which such Principal Shareholder is a party) by such Principal Shareholder or the consummation of the transactions contemplated hereby and thereby.


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

          (c) Except (i) for filing and recordation of appropriate merger documents and the giving of notices as required by the CGCL, (ii) the Required Consents, (iii) the Required Vianeta Shareholder Vote and (iv) as set forth in
Schedule 3.2(c), Vianeta is not and will not be required to give any notice to or obtain any consent from any Governmental Authority or from any other Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     SECTION 3.3 CAPITALIZATION.

          (a) The authorized capital stock of Vianeta consists of 145,181,720 shares of capital stock, consisting of 80,000,000 shares of Vianeta common stock, 7,596,804 shares of series A preferred stock and 57,584,916 shares of series B preferred stock. As of the date hereof, 4,153,197 shares of Vianeta common stock, 7,596,804 shares of series A preferred stock and 57,584,916 shares of series B preferred stock are issued and outstanding and are owned by the shareholders of Vianeta as set forth in Schedule 3.3. All of the issued and outstanding shares of Vianeta capital stock have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in
Schedule 3.3, there are no options, warrants, calls, subscriptions, convertible securities, convertible notes, or other rights, agreements or commitments that obligate Vianeta to issue, transfer or sell any shares of capital stock of Vianeta. There is no obligation, contingent or otherwise, of Vianeta to repurchase, redeem or otherwise acquire any shares of capital stock of Vianeta. Vianeta does not, directly or indirectly, own, and has not agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for capital stock or other equity interests of, any Person. Except as set forth in Schedule 3.3, there are no registration rights agreements, voting trusts, shareholders agreements, proxies or other agreements to which Vianeta is a party or among Vianeta's shareholders with respect to the registration, voting or transfer of Vianeta's capital stock. Except as set forth in Schedule 3.3, no preemptive rights, rights of first refusal or similar rights exist with respect to Vianeta's capital stock, and no such rights arise or become exercisable by virtue of or in connection with the Merger. There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to Vianeta.

          (b) Each of the Principal Shareholders has good title to the shares of capital stock listed next to such Principal Shareholder's name on Schedule 3.3 free and clear of all Liens and has possession of the original certificate representing such shares.

     SECTION 3.4 FINANCIAL STATEMENTS.

          (a) Attached as Schedule 3.4(a) are true and complete copies of (a) the balance sheet of Vianeta as of December 31, 2004, and the related statements of income, changes in shareholders' equity and cash flows for the fiscal year then ended and (b) the balance sheet of Vianeta (the "Interim Balance Sheet") as of October 31, 2005 (the "Interim Balance Sheet Date") and the related statements of income, changes in shareholder' equity and cash flows for the ten
(10) months then ended. Such financial statements and notes fairly present in all material respects the financial condition and the results of operations, changes in shareholders' equity, and cash flows of Vianeta as at the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principles for financial reporting in the United States ("GAAP") applied on a consistent basis, except as noted therein and except for the absence of footnotes and other presentation items and for normal year-end adjustments. Such financial statements have been prepared from the books and records of Vianeta.

          (b) Except as set forth in Schedule 3.4(b), Vianeta does not have any obligations or liabilities (whether accrued, absolute, contingent or otherwise) required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP other than (i) liabilities and obligations disclosed on the Interim Balance Sheet; and (ii) liabilities and obligations incurred in the ordinary course of business since the Interim Balance Sheet Date that would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.5 MATERIAL ADVERSE EFFECT. Since the Interim Balance Sheet Date, there has not been any Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means any circumstance involving a change in or effect on the business of Vianeta (the "Vianeta Business") (a) that is, or is reasonably likely in the future to be, individually or in the aggregate, materially adverse to the business, results of operations, assets, liabilities or financial condition of the Vianeta Business, or (b) that is reasonably likely to prevent or materially delay or impair the ability of Vianeta to consummate the transactions contemplated by this Agreement.

     SECTION 3.6 REAL PROPERTY.

          (a) Vianeta does not own any real property.

          (b) Schedule 3.6(b) lists (i) all real property with respect to which Vianeta holds a leasehold interest or sub-leasehold interest, or otherwise has a license to use (the "Vianeta Leased Real Property"), and (ii) each agreement under which Vianeta leases or otherwise has the right to use any Vianeta Leased Real Property, listing, with respect to each such agreement, the date of the agreement and any amendments thereto, the names of the parties to the agreement and the addresses of the Vianeta Leased Real Property. Except as set forth in
Schedule 3.6(b), Vianeta has not entered into any subleases, arrangements, licenses or other agreements relating to the use or occupancy of all or any portion of the Vianeta Leased Real Property by any Person other than Vianeta.

          (c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) the Vianeta Leased Real Property conforms to all applicable fire, safety, zoning and building laws and ordinances, and other applicable Legal Requirements, and (ii) there are no pending or, to the Knowledge of Vianeta, threatened eminent domain, condemnation, zoning or other Proceedings affecting the Vianeta Leased Real Property that would result in the taking of all or any part of the Vianeta Leased Real Property or that would prevent or hinder the continued use of the Vianeta Leased Real Property as currently used in the conduct of the Vianeta Business. All Vianeta Leased Real Property has adequate rights of access to dedicated public ways and is served by water, electric, sewer and other necessary facilities and services.

     SECTION 3.7 TANGIBLE PERSONAL PROPERTY. Vianeta has good title to, free and clear of all Liens (other than Permitted Liens), or a valid right to use, all material machinery, equipment and tangible personal property used or held for use in connection with the Vianeta Business

(including all tangible personal property reflected in the Interim Balance Sheet or acquired since the Interim Balance Sheet Date) (the "Vianeta Tangible Personal Property"). For purposes of this Agreement, "Permitted Liens" means (i) any Lien for Taxes not yet due and payable, (ii) any landlord's, carriers', warehousemen's, mechanics', materialmen's or similar Liens, and (iii) any Liens identified on Schedule 3.7. The Vianeta Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for the purposes for which it is presently used, is free from latent and patent defects and is in Vianeta's possession.

     SECTION 3.8 TAXES. Except as set forth in Schedule 3.8:

          (a) Vianeta has timely filed all federal, state, local and municipal tax returns (including any information returns), declarations, reports, statements, schedules, notices or forms (the "Tax Returns") required to have been filed with any Governmental Authority, except for those Tax Returns for which the time for filing has been validly extended and which are set forth on
Schedule 3.8(a). The Tax Returns are true and complete in all material respects.

          (b) Vianeta has timely paid all federal, state, local and municipal taxes (whether imposed directly or through withholding and whether or not shown on any Tax Return), including any interest, additions to tax or penalties applicable thereto ("Taxes"), due from Vianeta to any Governmental Authority, except for amounts being contested in good faith by appropriate Proceedings and except where the failure to pay such Taxes would not have a Material Adverse Effect. All Taxes that Vianeta is or was required by applicable Legal Requirements to withhold or collect have been withheld or collected and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Authority. The unpaid Taxes of Vianeta (computed consistent with Vianeta's historical accounting principles and practices, provided that such principles and practices are consistent with applicable Tax law) do not, or will not as the case may be, as of the Interim Balance Sheet Date and the date of issuance of the Closing Date Balance Sheet, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the face of the Interim Balance Sheet or Closing Date Balance Sheet, respectively, (rather than in any notes thereto), and the reserve for Taxes set forth on the face of the Closing Date Balance Sheet will be established consistent with Vianeta's historical practice.

          (c) No examination or audit of any Tax Return of Vianeta by any taxing authority, court or other Governmental Authority is currently in progress or, to the Knowledge of Vianeta, threatened. No assessment or other Proceeding by any taxing authority, court or other Governmental Authority is pending, or to the Knowledge of Vianeta, threatened, with respect to the Taxes or Tax Returns of Vianeta. Vianeta has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Vianeta has not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Vianeta. Schedule 3.8 lists all federal, state, local and foreign income Tax Returns filed with respect to Vianeta for taxable periods ended on or after December 31, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Vianeta has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Vianeta filed or received since December 31, 2002.

          (d) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for or the period for the collection or assessment of Taxes due by Vianeta for any taxable period. No claim has ever been made by an authority in a jurisdiction where Vianeta does not file Tax Returns that Vianeta is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Vianeta.

          (e) Vianeta does not have any liability for Taxes of any Person other than Vianeta (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable law); or (ii) as a transferee or successor. Vianeta has not been a member of an "affiliated group" within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Vianeta is not a party to any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement.

          (f) None of the assets of Vianeta is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

          (g) No closing agreement pursuant to Section 7121 of the Code or any similar provision of applicable law has been entered into with respect to Vianeta or any of its respective assets.

          (h) Vianeta will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) installment sale or open transaction disposition made on or prior to the Closing Date; or (C) prepaid amount received on or prior to the Closing Date.

          (i) Vianeta has not distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

          (j) Vianeta has not undergone an "ownership change" within the meaning of Section 382 of the Code at any time prior to the Merger.

     SECTION 3.9 EMPLOYEES.

          (a) There is no collective bargaining agreement in effect between Vianeta and any labor unions or organizations representing any of the employees of Vianeta. Since January 1, 2004 (the "Compliance Date"), Vianeta has not experienced any organized slowdown, work interruption, strike or work stoppage by its employees, and there is no strike, labor dispute or union organization activities pending or, to the Knowledge of Vianeta, threatened affecting Vianeta.

          (b) Vianeta is in compliance, and has been in compliance since the Compliance Date, with all applicable Legal Requirements regarding employment and employment practices, terms and conditions of employment, wages and hours, anti-discrimination and occupational health and safety, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended, and the employment of non-residents under the Immigration Reform and Control Act of 1986, as amended, except for any such non-compliance that would not have a Material Adverse Effect.

          (c) Except as set forth in Schedule 3.9(c), Vianeta is not a party to any employment, non-competition or severance contract or agreement with any employee of Vianeta.

          (d) Schedule 3.9(d) sets forth a complete and accurate list of (i) each employee of Vianeta, including each employee on leave of absence, and (ii) each director of Vianeta, giving, with respect to each such individual, name, job title, current annual salary with Vianeta, any bonuses paid by Vianeta in addition to such annual salary during the twelve (12) months preceding the date of this Agreement and vacation leave that is accrued but unused (in each case, to the extent applicable).

     SECTION 3.10 EMPLOYEE BENEFITS.

          (a) Schedule 3.10(a) lists all employment, consulting, executive compensation, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any "employee benefit plan", within the meaning of Section 3(3) of ERISA), sponsored, maintained or contributed to or required to be contributed to by Vianeta or by any ERISA Affiliate for the benefit of any employee or former employee of Vianeta, or with respect to which Vianeta otherwise has any liabilities or obligations (the "Employee Benefit Plans"). For purposes of this Agreement, (i) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and (ii) "ERISA Affiliate" means any entity that is considered a single employer with Vianeta under Section 414 of the Code.

          (b) With respect to each of the Employee Benefit Plans, Vianeta has made available to Parent complete copies of each of the following documents; (i) a copy of each Employee Benefit Plan (including any amendments thereto); (ii) a copy of the three most recent Forms 5500 and annual reports, if any, required under ERISA or the Code; (iii) a copy of the most recent Summary Plan Description, if any, required under ERISA; and (iv) if the Employee Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service.

          (c) No Employee Benefit Plan is a "multiemployer plan," as such term is defined in Section 3(37) of ERISA, or a plan that is subject to Title IV of ERISA.

          (d) None of the Employee Benefit Plans that are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

          (e) Each Employee Benefit Plan is and has been maintained and administered in compliance with its terms and with the applicable requirements of ERISA, the Code and any other applicable Legal Requirements, other than any such non-compliance that would not have a Material Adverse Effect. Vianeta has not and, to Vianeta's Knowledge, no other Person, including an ERISA Affiliate, has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject Vianeta to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Legal Requirements that would have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination from the Internal Revenue Service that it is so qualified and the related trusts are exempt from tax under Section 501(a) of the Code. There are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan.

          (f) All required or declared Vianeta contributions (or premium payments) to, or in respect of, all Employee Benefit Plans have been properly made within the time limits prescribed by applicable Legal Requirements, and Vianeta has deposited all amounts withheld from employees for pension, welfare or other benefits into the appropriate trusts or accounts (to the extent such amounts are required to be so deposited).

          (g) Each Employee Benefit Plan which is subject to the requirements of the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"), the Family Medical Leave Act of 1993 ("FMLA") and the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") has been maintained in all material respects in compliance with COBRA, FMLA and HIPAA, including all notice requirements, and no tax payable on account of Section 4980B or any other section of the Code has been or is expected to be incurred by Vianeta.

          (h) Schedule 3.10(h) lists all former employees of Vianeta or any of its ERISA Affiliates and their beneficiaries who currently have elected or are currently eligible to elect COBRA continuation coverage under any Employee Benefit Plan offering health insurance or medical benefits.

          (i) All reporting and disclosure obligations imposed under ERISA and the Code have been satisfied in all material respects with respect to each Employee Benefit Plan.

          (j) Except as set forth in Schedule 3.10(j), the consummation of the transactions contemplated hereby will not (i) result in an increase in or accelerate the vesting of any of the benefits available under any Employee Benefit Plan, or (ii) result in the payment or series of payments by Vianeta or an employee of Vianeta to any employee or other Person of an "excess parachute payment" within the meaning of Section 280G of the Code.

          (k) There are no pending or, to the Knowledge of Vianeta, threatened, Proceedings that have been asserted relating to any Employee Benefit Plan by any employee or beneficiary covered under any Employee Benefit Plan or otherwise involving any Employee Benefit Plan (other than routine claims for benefits). No examination or audit of any Employee Benefit Plan by any Governmental Authority is currently in progress or, to the Knowledge of Vianeta, threatened. Vianeta is not a party to any agreement or understanding with the Pension Benefit Guaranty Corporation, the Internal Revenue Service or the Department of Labor.

     SECTION 3.11 COMPLIANCE WITH LEGAL REQUIREMENTS. Except as set forth in
Schedule 3.11, (i) Vianeta is, and since the Compliance Date, has been, in compliance in all material respects with all applicable Legal Requirements, and
(ii) Vianeta has not received, at any time since the Compliance Date, any written notice or other written communication from any Governmental Authority regarding any actual or alleged violation of any applicable Legal Requirements (excluding, for purposes of clause (i) and clause (ii) of this Section 3.11, Vianeta's (a) compliance with the Code and other Legal Requirements regarding Tax matters, which is covered under Section 3.8, (b) compliance with ERISA and other Legal Requirements regarding employee benefit matters, which is covered under Section 3.10, and (c) compliance with Environmental Laws, which is covered under Section 3.14).

     SECTION 3.12 GOVERNMENTAL AUTHORIZATIONS. Schedule 3.12 contains a true and complete list of each authorization, license or permit issued or granted by or under the authority of any Governmental Authority or pursuant to any Legal Requirement (but specifically excluding any general business licenses) (the "Governmental Authorizations") that is held by Vianeta. Each such Governmental Authorization is valid and in full force and effect. Except as set forth in
Schedule 3.12, Vianeta is, and since the Compliance Date, has been, in compliance in all material respects with all such Governmental Authorizations. Except as set forth in Schedule 3.12, Vianeta has not received, at any time since the Compliance Date, any written notice or other written communication from any Governmental Authority regarding (i) any actual or alleged violation of or failure to comply with any term or requirement of any such Governmental Authorization, or (ii) any actual, proposed or potential revocation, suspension, cancellation or termination of, or modification to any such Governmental Authorization, other than, in either such case, any non-compliance, violations, revocations, suspensions, cancellations or terminations that, individually or in the aggregate, would not have a Material Adverse Effect. The Governmental Authorizations listed in Schedule 3.12 collectively constitute all of the Governmental Authorizations necessary to permit Vianeta to lawfully conduct and operate the Vianeta Business in the manner it is currently conducted, except where the absence of any Governmental Authorizations, individually or in the aggregate, would not have a Material Adverse Effect.

     SECTION 3.13 LEGAL PROCEEDINGS; ORDERS.

          (a) Except as set forth in Schedule 3.13(a), since the Compliance Date, there have been no claims, actions, suits, proceedings or, to the Knowledge of Vianeta, investigations, commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority (a "Proceeding") pending or, to the Knowledge of Vianeta, threatened by or against Vianeta, that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby or that otherwise relate to the Vianeta Business.

          (b) Except as set forth in Schedule 3.13(b), there are no Orders outstanding or, to the Knowledge of Vianeta, threatened, against Vianeta.

     SECTION 3.14 ENVIRONMENTAL MATTERS.

          (a) Vianeta is and has been in compliance with all Environmental Laws, except where any such non-compliance, individually or in the aggregate, would not have a Material Adverse Effect. To the Knowledge of Vianeta, there has not been any emission, disposal, discharge or other release of any Hazardous Materials from any Vianeta Leased Real Property or, during the period of Vianeta's ownership or lease thereof, from any property formerly owned or leased by Vianeta.

          (b) Vianeta has not received any citation, notice or other communication in writing regarding any alleged or actual violation of any Environmental Law or any alleged or actual obligation to undertake or bear the cost of any liabilities under any Environmental Law. There are no Orders or Proceedings pending or, to the Knowledge of Vianeta, threatened, against Vianeta relating to any alleged or actual violation of any Environmental Law or any alleged or actual obligation to undertake or bear the cost any liabilities under any Environmental Law.

          (c) For purposes of this Agreement:

               (i) "Environmental Laws" means all federal, state and local Legal Requirements concerning pollution or the protection of the environment as such requirements are enacted and in effect on or prior to the Closing Date.

               (ii) "Hazardous Materials" means any pollutant, contaminant, waste, petroleum, petroleum products, asbestos or asbestos-containing material, polychlorinated biphenyls, urea formaldehyde, including, without limitation, all substances defined or regulated as "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "biohazardous waste," "biomedical waste," "medical waste," "sharps," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any Environmental Law.

     SECTION 3.15 INSURANCE. Schedule 3.15 contains a true and complete list of all policies of property, fire and casualty, products liability, workers' compensation and other forms of insurance held by Vianeta as of the date hereof including any life insurance policies covering the life of any employee of Vianeta for which Vianeta has paid the premiums. All such policies are in full force and effect, no notice of default termination has been received in respect thereof, and all premiums due thereupon have been paid. Vianeta has not received any notice of (a) cancellation or intent to cancel, or (b) an increase or intent to increase premiums with respect to such insurance policies, and is not aware of any basis for any such action. True and complete copies of such insurance policies have been made available to Parent.

     SECTION 3.16 MATERIAL CONTRACTS; NO DEFAULTS.

          (a) Schedule 3.16(a) lists each of the following contracts and agreements to which Vianeta is party or is bound as of the date hereof, excluding the agreements disclosed in Schedule 3.6(b), Schedule 3.9(c) and
Schedule 3.17(b) (such contracts and agreements listed on Schedule 3.16(a), together with the agreements disclosed in Schedule 3.6(b), Schedule 3.9(c) and
Schedule 3.17(b), the "Material Contracts"):

               (i) any contract or agreement of Vianeta having a value per contract, or involving payments by or to Vianeta, of at least (x) $25,000 on an annual basis, or (y) $50,000 in the aggregate;

               (ii) any contract or agreement with a Material Customer (as defined in Section 3.19);

               (iii) any joint venture, partnership or other similar agreement involving coinvestment with a third party to which Vianeta is a party;

               (iv) any contract or agreement requiring capital expenditures after the date hereof in the aggregate amount of at least $25,000;

               (v) any contract or agreement involving the sale of any assets of Vianeta, or the acquisition of any assets of any Person by Vianeta (whether by merger, sale of stock, sale of assets or otherwise), in either case, for consideration of at least $25,000;

               (vi) any note, indenture, loan agreement, credit agreement, financing agreement or other evidence of indebtedness relating to the borrowing of money by Vianeta, any guaranty made by Vianeta in favor of any Person guarantying obligations or any letter of credit issued for the account of Vianeta under which Vianeta has obligations;

               (vii) any contract or agreement with any Governmental Authority;

               (viii) any contract or agreement containing covenants that in any way purport to restrict the business activity of Vianeta or limit the freedom of Vianeta to engage in any line of business or to compete with any Person; and

               (ix) each amendment, supplement, and modification in respect of any of the foregoing.

          (b) Except as set forth in Schedule 3.16(b):

               (i) Each Material Contract (A) is in full force and effect, and
(B) is a valid and binding agreement of Vianeta and all other parties thereto, enforceable against Vianeta and, to the Knowledge of Vianeta, all other parties thereto in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by principles of equity.

               (ii) To the Knowledge of Vianeta, neither Vianeta nor any other party to any Material Contract is in breach of or default under any Material Contract.

               (iii) Since the Compliance Date, Vianeta has not given to, or received from, any other party to any Material Contract, any written notice or other written communication regarding any actual or alleged breach of or default under any Material Contract by Vianeta or any other party to such Material Contract.

          (c) True and complete copies of the Material Contracts have been made available by Vianeta to Parent.

     SECTION 3.17 INTELLECTUAL PROPERTY.

          (a) Schedule 3.17(a) contains a true and complete list of the following categories of intellectual property owned by or licensed to Vianeta (the "Vianeta Intellectual Property"): (i) all registered patents and pending patent applications (the "Patents"); (ii) all registered trademarks, service marks, trade names, assumed names, and pending applications therefor (the "Marks"); (iii) all registered copyrights, and applications therefor, including registered computer software (excluding off the shelf software components licensed to Vianeta pursuant to non-negotiable standard form, mass market or "shrink wrap" licenses) (the "Copyrights"); and (iv) all Internet websites and Internet domain names, in each case listing, as applicable, (A) the title of the application or registration, (B) the name of the applicant/registrant and current owner, (C) the jurisdiction where the application/registration is located, (D) the application or registration number, (E) filing date, and (F) whether such Vianeta Intellectual Property is owned or licensed.

          (b) Schedule 3.17(b) contains a true and complete list of material agreements and contracts (excluding (i) off the shelf software components licensed to or by Vianeta pursuant to nonnegotiable standard form, mass market "click wrap" or "shrink wrap" licenses) under which Vianeta licenses the Vianeta Intellectual Property (as a licensor or licensee). Vianeta either owns, free and clear of all Liens other than Permitted Liens, or holds under a legally enforceable license, all of the Vianeta Intellectual Property necessary to the conduct of the Vianeta Business as currently conducted. Vianeta has the right to use without payment to a third party all of the Vianeta Intellectual Property and Trade Secrets, other than any payment required under any agreement listed in
Schedule 3.17(b).

          (c) The Vianeta Intellectual Property includes all of the intellectual property necessary to the conduct of the Vianeta Business as currently conducted. Neither this Agreement nor the transactions contemplated by this Agreement will result in (i) Parent granting to any Person any right to or with respect to any Vianeta Intellectual Property or (ii) Parent being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business.

          (d) Vianeta owns and has good and exclusive title to each item of the Vianeta Intellectual Property free and clear of any security interest, escrow, defect in title or other equitable or third-party interest, and has the valid and enforceable right to use, transfer, license and encumber all such Vianeta Intellectual Property. All registered Patents, Marks and Copyrights are in compliance in all material respects with all formal Legal Requirements (including the payment of any maintenance fees) and are valid and enforceable. Vianeta has complied with all applicable disclosure requirements and has not committed any fraudulent act in the application for or maintenance of any Vianeta Intellectual Property. Vianeta has taken all commercially reasonable and customary actions to maintain the Vianeta Intellectual Property.

          (e) To the Knowledge of Vianeta, no intellectual property of any other Person infringes upon or misappropriates any Vianeta Intellectual Property or Trade Secrets.

          (f) The use of the Vianeta Intellectual Property and Trade Secrets in the Vianeta Business as currently conducted does not infringe upon or misappropriate any intellectual property rights of any Person and does not constitute unfair competition or trade practices under the laws of any jurisdiction. There are no pending or, to the Knowledge of Vianeta, threatened, Proceedings against Vianeta asserting that the use of the Vianeta Intellectual Property or Trade Secrets by Vianeta infringes or misappropriates any intellectual property rights of any Person.

          (g) Vianeta has not misappropriated any Trade Secrets of any other Person. Vianeta has taken reasonable and customary precautions to protect the secrecy, confidentiality and value of all of their Trade Secrets. For purposes of this Agreement, "Trade Secrets" means any know-how, trade secrets, confidential information, customer lists, technical information, data, process technology, plans, software and proprietary technology developed in the conduct of the Vianeta Business as currently conducted.

          (h) To the extent that any work, invention or material necessary to the conduct of the Vianeta Business as has been conducted and currently is conducted has been developed or created by any employee or third party for Vianeta, Vianeta has entered into a written agreement with such employee or third party with respect thereto and thereby has obtained ownership of, and is the exclusive owner of, all intellectual property in such work, including all Marks, Copyrights, Patents, Trademarks and Trade Secrets, material or invention by operation of law or by valid assignment. Vianeta has not licensed any computer software source code included in the Vianeta Intellectual Property to any Person in source code format. Vianeta has a policy requiring employees and contractors to execute proprietary information and confidentiality agreements substantially in their standard forms, and all current and former employees and contractors of Vianeta have executed such an agreement.

          (i) Except as set forth in Schedule 3.17(i), all proprietary software of Vianeta conforms in all material respects to the specifications and documentation therefor and is otherwise in compliance with applicable law. No open source, public source or freeware software, code or other technology, or any modification or derivative thereof, including, without limitation, any version of any software licensed pursuant to any GNU general public license or limited general public license, is incorporated into any Vianeta Intellectual Property.

          (j) Except as set forth in Schedule 3.17(j), nothing has been done or, to the Knowledge of Vianeta, omitted to be done by Vianeta which would jeopardize the validity or enforceability of any Vianeta Intellectual Property or Trade Secrets. To the Knowledge of Vianeta, Vianeta is not barred from seeking patents on material potentially patentable inventions by "on-sale" or similar bars to patentability or by failure to apply for a patent on such inventions within the time required.

     SECTION 3.18 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth in
Schedule 3.18, since the Interim Balance Sheet Date, (i) Vianeta has conducted the Vianeta Business in the ordinary course of business, and (ii) Vianeta has not taken any action that, if taken during the period from the date of this Agreement through the Closing Date, would require the prior consent of Parent pursuant to the provisions of Section 5.2.

     SECTION 3.19 CUSTOMERS. Schedule 3.19 sets forth a true and complete list of each of the top ten (10) customers of Vianeta (by volume in dollars of sales to such customers) for the twelve-month period immediately preceding the Interim Balance Sheet Date (the "Material Customers"), and the amount of revenues accounted for by such customers during such period. Since the Interim Balance Sheet Date, there has been no material adverse change in the business relationship of Vianeta with any Material Customer. Vianeta has not received any notice, and Vianeta does not have any Knowledge, that any Material Customer has any intention to terminate or materially reduce services purchased from Vianeta on account of the transactions contemplated hereby or otherwise.

     SECTION 3.20 TRANSACTIONS WITH RELATED PERSONS. Except as set forth in
Schedule 3.20, (i) no shareholder, member, director or officer of Vianeta (any such individual, a "Related Person"), or, to the Knowledge of Vianeta, any Affiliate or member of the immediate family of any Related Person, is involved in any business arrangement or relationship with Vianeta other than employment arrangements entered into in the ordinary course of business, and (ii) no Related Person or, to the Knowledge of Vianeta, any Affiliate or member of the immediate family of any Related Person, owns any property or right, tangible or intangible, used by Vianeta in the current conduct of the Vianeta Business. For purposes of this Agreement, "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

     SECTION 3.21 BROKERS OR FINDERS. Except as set forth in Schedule 3.21, Vianeta has not incurred, and will not incur, any liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with the transactions contemplated hereby.

     SECTION 3.22 ACCOUNTS RECEIVABLE. All accounts receivable that are reflected on the Interim Balance Sheet or on the accounting records of Vianeta as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Vianeta in the ordinary course of business. There is no contest, claim, defense or right of set off other than returns in the ordinary course of business, with any account debtor of an account receivable relating to the amount or validity of such account receivable.

     SECTION 3.23 SUFFICIENCY OF ASSETS. The assets of Vianeta constitute all of the assets, tangible and intangible, of any nature whatsoever, used in or necessary to operate the Vianeta Business in the manner presently conducted by Vianeta.

     SECTION 3.24 REQUIRED VIANETA SHAREHOLDER VOTE. The affirmative approval of the holders of a majority of the outstanding shares of Vianeta common stock and the holders of a majority of the outstanding Vianeta series A preferred stock and series B preferred stock voting together as a class present in person or by proxy at a shareholders' meeting duly called (the "Required Vianeta Shareholder Vote") is the only approval required by Vianeta to approve this Agreement and the Merger.

     SECTION 3.25 DISCLOSURE. No representation or warranty or other statement made by Vianeta in this Agreement, the Vianeta Closing Documents and any other document or agreement delivered or to be delivered by Vianeta in connection with the transactions contemplated hereby contains or will contain any untrue statement or omits or will omit to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

                                  ARTICLE IV.
        REPRESENTATIONS AND WARRANTIES OF HOLDINGS, PARENT AND MERGER SUB

     Except as disclosed in the Parent Disclosure Schedules attached hereto (together with the Vianeta Disclosure Schedules, the "Disclosure Schedules"), each of Holdings, Parent and Merger Sub jointly and severally represent and warrant to Vianeta as follows:

     SECTION 4.1 ORGANIZATION AND GOOD STANDING.

          (a) Each of Holdings and Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with full corporate power and authority to conduct its business as it is now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to conduct its business as it is now being conducted.

          (b) Parent has made available to Vianeta true and correct copies of the Charter and Bylaws of Holdings and Parent.

     SECTION 4.2 CAPITALIZATION.

          (a) The authorized capital stock of Parent consists of 1,000 shares of common stock, no par value per share, all of which are issued and outstanding. The authorized capital stock of Holdings consists of 300,000,000 shares of common stock, par value of $0.01 per share, 13,738,655 shares of which are issued and outstanding and 120,000,000 shares of preferred stock, par value $0.01 per share, 102,600,000 shares of which are issued and outstanding. All of the issued and outstanding shares of Holdings and Parent capital stock have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 4.2, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate Parent to issue, transfer or sell any shares of capital stock of Holdings or Parent. There is no obligation, contingent or otherwise, of Holdings or Parent to repurchase, redeem or otherwise acquire any shares of capital stock of Holdings or Parent. Except as set forth on Schedule 4.2, each of Holdings and Parent does not, directly or indirectly, own, and has not agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for capital stock or other equity interests of, any Person. Except as set forth on Schedule 4.2, there are no registration rights agreements, voting trusts, shareholders agreements, proxies or other agreements to which Holdings or Parent is a party or among Holdings' or Parent's shareholders with respect to the registration, voting or transfer of Holdings' or Parent's capital stock. Except as set forth on Schedule 4.2, no preemptive rights, rights of first refusal or similar rights exist with respect to Holdings' or Parent's capital stock, and no such rights arise or become exercisable by virtue of or in connection with the Merger. There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to Holdings or Parent.

     SECTION 4.3 AUTHORITY AND NO CONFLICT.

          (a) This Agreement constitutes the valid and binding obligation of Holdings, Parent and Merger Sub, enforceable against Holdings, Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by principles of equity. Upon the execution and delivery by Holdings, Parent and Merger Sub of each document to be executed and delivered at Closing by Holdings, Parent and Merger Sub pursuant to Section 7.3(d) (collectively, the "Parent Closing Documents"), each of the Parent Closing Documents will constitute the valid and binding obligation of Holdings, Parent and Merger Sub, as applicable, enforceable against Holdings, Parent and Merger Sub, as applicable, in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights or by principles of equity. Holdings, Parent and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and the Parent Closing Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Holdings, Parent and Merger Sub (including, but not limited to, approval of this Agreement by the preferred shareholders of Holdings, Spheris Inc. as the sole shareholder of Parent and Parent as the sole shareholder of Merger Sub), and no other corporate action on the part of Holdings, Parent or Merger Sub or their respective shareholders is required to authorize the execution and delivery of this Agreement by Holdings, Parent or Merger Sub or the consummation of the transactions contemplated hereby.

          (b) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate the Charter or Articles of Incorporation, as applicable, or Bylaws of Holdings, Parent or Merger Sub, (ii) conflict with or violate any Legal Requirements applicable to Holdings, Parent or Merger Sub or any Orders of any Governmental Authority or arbitrator to which Holdings, Parent or Merger Sub or any of their respective assets are subject, or (iii) breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any contract or agreement of Holdings, Parent or Merger Sub.

          (c) Except (i) for filing and recordation of appropriate merger documents as required by the CGCL and (ii) the vote of the shareholders of each of Holdings, Parent and Merger Sub, none of Holdings, Parent nor Merger Sub is or will be required to give any notice to or obtain any consent from any Governmental Authority or from any other Person in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     SECTION 4.4 FINANCIAL STATEMENTS.

          (a) Attached as Schedule 4.4(a) are true and complete copies of (a) the balance sheet of the consolidated group to which Parent is a party (the "Parent Group") as of December 31, 2004, and the related statements of income, changes in shareholders' equity and cash flows for the fiscal years then ended and (b) the balance sheet of the consolidated group to which Parent is a party (the "Parent Interim Balance Sheet") as of September 30, 2005 and the related statements of income, changes in shareholder' equity and cash flows for the nine
(9) months then ended. Such financial statements and notes fairly present in all material respects the financial condition and the results of operations, changes in shareholders' equity, and cash flows of the Parent Group is a party as at the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principles for financial reporting in the United States ("GAAP") applied on a consistent basis, except as noted therein and except for the absence of footnotes and other presentation items and for normal year-end adjustments. Such financial statements have been prepared from the books and records of the Parent Group. Also attached as Schedule 4.4(a) are true and complete copies of the balance sheet of the Parent Group as of October 31, 2005 (the "Parent Interim Balance Sheet Date") and the related statement of income, changes in shareholder's equity and cash flows for the ten (10) months then ended, which financial statements have prepared in the ordinary course of Parent's business and in accordance with the books and records of Parent. Such financial statements fairly present in all material respects the financial condition and the results of operations, changes in shareholders' equity, and cash flows of the Parent Group as at the respective dates of and for the periods referred to in such financial statements.

          (b) Except as set forth in Schedule 4.4(b), the Parent Group does not have any obligations or liabilities (whether accrued, absolute, contingent or otherwise) required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP other than (i) liabilities and obligations disclosed on the Parent Interim Balance Sheet Date; and (ii) liabilities and obligations incurred in the ordinary course of business since the Parent Interim Balance Sheet that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     SECTION 4.5 MATERIAL ADVERSE EFFECT. Since the Interim Balance Sheet Date, there has not been any Parent Material Adverse Effect. For purposes of this Agreement, "Parent Material Adverse Effect" means any circumstance involving change in or effect on the business of Holdings, Parent or Merger Sub (the "Parent Business") (a) that is, or is reasonably likely in the future to be, individually or in the aggregate, materially adverse to the business, results of operations, assets, liabilities or financial condition of the Parent Business, or (b) that is reasonably likely to prevent or materially delay or impair the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

     SECTION 4.6 TAXES. Each of Holdings and Parent has timely filed all Tax Returns required to have been filed with any Governmental Authority, except for those Tax Returns for which the time for filing has been validly extended, and those Tax Returns with respect to which a failure to file would not have a Parent Material Adverse Effect. The Tax Returns are true and complete in all material respects.

     SECTION 4.7 COMPLIANCE WITH LEGAL REQUIREMENTS. Except as set forth in
Schedule 4.7, (i) each of Holdings and Parent is, and since the Compliance Date, has been, in compliance in all material respects with all applicable Legal Requirements, and (ii) neither Holdings nor Parent have received, at any time since the Compliance Date, any written notice or other written communication from any Governmental Authority regarding any actual or alleged violation of any applicable Legal Requirements (excluding, for purposes of clause (i) and clause
(ii) of this Section 4.7 and Holdings' or Parent's compliance with the Code and other Legal Requirements regarding Tax matters, which is covered under Section 4.6).

     SECTION 4.8 LEGAL PROCEEDINGS; ORDERS. There are no Proceedings pending or, to the Knowledge of Parent, threatened against Holdings, Parent or Merger Sub that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby. There are no Orders outstanding or, to the Knowledge of Parent, threatened, against Holdings, Parent or Merger Sub that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.

     SECTION 4.9 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since the Parent Interim Balance Sheet Date, each of Holdings and Parent has conducted the Parent Business in the ordinary course of business.

     SECTION 4.10 BROKERS OR FINDERS. Holdings, Parent and Merger Sub have not incurred, and will not incur, any liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with the transactions contemplated hereby.

     SECTION 4.11 DISCLOSURE. No representation or warranty or other statement made by Holdings, Parent or Merger Sub in this Agreement, the Parent Closing Documents and any other document or agreement delivered or to be delivered by Holdings, Parent or Merger Sub in connection with the transactions contemplated hereby contains or will contain any untrue statement or omits or will omit to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

                                   ARTICLE V.
                              PRE-CLOSING COVENANTS

     SECTION 5.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Parent, Vianeta will (a) afford Holdings, Parent, Merger Sub and their agents and representatives full access, during regular business hours, to Vianeta's facilities, contracts, books and records, and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Vianeta, (b) furnish or make available to Holdings, Parent, Merger Sub, and their agents and representatives copies of all such contracts, books and records, and other existing document and data that Parent may reasonably request, and (c) otherwise cooperate and assist, to the extent reasonably requested by Parent, with Parent's investigation of the properties, assets and financial condition of Vianeta. Parent will be provided access prior to Closing to Vianeta's employees, Material Customers, significant suppliers and other Persons having business relations with Vianeta, at such times and in the manner mutually agreed to by Vianeta and Parent.

     SECTION 5.2 OPERATION OF THE BUSINESS OF VIANETA. Except as contemplated by this Agreement or with the prior written consent of Parent, between the date of this Agreement and the Closing Date, Vianeta shall conduct the Vianeta Business in the ordinary course of business and shall use commercially reasonable efforts to preserve intact the current business organization of Vianeta, keep available the services of Vianeta's officers, employees, and agents, and maintain Vianeta's relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with Vianeta. Without limiting the generality of the foregoing, between the date of this Agreement and the Closing Date, Vianeta shall not without the prior written consent of Parent take any of the following actions:

          (a) issue, sell, repurchase, redeem or acquire any shares of capital stock of Vianeta or grant or enter into any rights, warrants, options, agreements or commitments with respect to the issuance of such capital stock;

          (b) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or other combination thereof) in respect of any shares of capital stock of Vianeta;

          (c) adjust, split, combine, subdivide or reclassify any shares of capital stock of Vianeta;

          (d) amend the Articles of Incorporation or Bylaws of Vianeta;

          (e) other than in the ordinary course of business or as contemplated by this Agreement, pay or increase in any material respect any bonuses, salaries or other compensation payable to any director, officer or employee of Vianeta;

          (f) adopt any Employee Benefit Plan, or amend or increase the payments under any Employee Benefit Plan in any material respect;

          (g) enter into, amend in any material respect, or terminate (other than any termination as the result of the expiration of the term of any agreement), or waive or assign any material right under (i) any Material Contract or (ii) any contract or agreement with any Related Person or, to the Knowledge of Vianeta, any immediate family member or Affiliate thereof;

          (h) acquire any assets or properties in excess of $10,000 in the aggregate or lease any assets or properties requiring rental payments in excess of $10,000 in the aggregate;

          (i) make any loans or advances to any Person, except for advances to employees or officers of Vianeta for expenses incurred in the ordinary course of business and consistent with current policy;

          (j) sell, lease or otherwise dispose of any assets or properties of Vianeta other than (i) in the ordinary course of business, and (ii) dispositions of obsolete or unsaleable inventory or equipment.

          (k) incur, assume or guarantee any (i) indebtedness for borrowed money (not including any obligations under any operating leases or capitalized leases) or (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in excess of $10,000 in the aggregate.

          (l) permit or allow any of the assets of Vianeta to be subject to a Lien, other than a Permitted Lien;

          (m) cancel, waive, settle or comprise any Proceeding disclosed in
Schedule 3.13(a);

          (n) cancel, waive or settle any claims or rights with a value to Vianeta in excess of $10,000;

          (o) make any material change in the accounting or tax methods used by Vianeta; or

          (p) enter into any agreement, whether oral or written, to do any of the foregoing.

     SECTION 5.3 REQUIRED APPROVALS.

          (a) Between the date of this Agreement and the Closing Date, each party shall use commercially reasonable efforts to obtain all consents and approvals of Governmental Authorities and other Persons required to be obtained in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing, including the Required Consents.

          (b) Each party shall bear its own costs for filing and other fees payable to Governmental Authorities.

          (c) As promptly as practicable, Vianeta shall (i) solicit written consents for the purposes of approving this Agreement and the Merger, (ii) recommend such approvals to its shareholders, and (iii) use its reasonable efforts to obtain such approvals of its shareholders. Each Principal Shareholder shall vote or cause to be voted with respect to all shares directly or indirectly owned by such Principal Shareholder in favor of such approvals.

     SECTION 5.4 NOTIFICATION. Between the date of this Agreement and the Closing Date, each party shall give prompt notice to the other parties at such time that such party becomes aware of the occurrence, or non-occurrence, of any event the occurrence or nonoccurrence of which would be reasonably likely to cause (i) any representation or warranty of any party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, or (ii) any party to fail to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. If any such fact or condition requires any change to the Disclosure Schedules, such party shall promptly deliver to the other party a supplement to the Schedules specifying such change. The delivery of any notice or supplement pursuant to this Section 5.4, in and of itself, will not create any presumption that the delivery of such notice or supplement constitutes or evidences the existence of a Material

Adverse Effect or Parent Material Adverse Effect or any breach by Vianeta or Holdings, Parent or Merger Sub of any provision of this Agreement, it being understood that any determination as to whether such a Material Adverse Effect or Parent Material Adverse Effect or breach exists will be made on the basis of all relevant information. In addition, between the date of this Agreement and the Closing Date, Parent or Vianeta, as the case may be, shall promptly notify the other party of the occurrence of any breach of any covenant of such party in this Article V or of the occurrence of any event that may make the satisfaction of any conditions in Article VII impossible or unlikely. No disclosure pursuant to this Section 5.4 will prevent or cure any breach of any representation or warranty or covenant set forth herein.

     SECTION 5.5 COMMERCIALLY REASONABLE EFFORTS. Between the date of this Agreement and the Closing Date, each party will use commercially reasonable efforts to cause the conditions in Article VII to be satisfied.

     SECTION 5.6 EXCLUSIVE DEALING.

          (a) From the date of this Agreement through the Effective Time or until such time that this Agreement is terminated pursuant to Section 8.1, Vianeta shall not, and shall not authorize or permit any director, officer, employee or agent of Vianeta, directly or indirectly, to (i) solicit, initiate or encourage (including by way of furnishing or disclosing non-public information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving Vianeta or the acquisition of all or any significant part of the assets or capital stock of Vianeta (an "Acquisition Transaction") or (ii) negotiate, explore or otherwise engage in discussions with any Person (other than Parent and Merger Sub and their representatives and agents) with respect to any Acquisition Transaction, or which may reasonably be expected to lead to a proposal for an Acquisition Transaction, or enter into any contract or understanding with respect to any such Acquisition Transaction.

          (b) As of the date hereof, Vianeta shall, and shall cause its Affiliates, officers, directors, employees and agents, to, immediately cease and cause to be terminated any existing activities, discussions and negotiations with any Person (other than Parent and Merger Sub and their representatives) conducted heretofore with respect to any Acquisition Transaction. Vianeta shall advise Parent promptly of any inquiries or proposals received by, any such information requested from, and any requests for negotiations or discussions sought to be initiated or continued with, Vianeta and its Affiliates, officers, directors, employees and agents, in each case from a Person (other than Parent and Merger Sub and their representatives) with respect to an Acquisition Transaction. Vianeta shall keep Parent reasonably informed of the status of (including any change to the material terms of) any such proposal for an Acquisition Transaction or inquiry.

     SECTION 5.7 INTERIM FINANCIAL STATEMENTS. Until the Closing Date, Vianeta shall deliver to Parent within fifteen (15) days after the end of each month an unaudited balance sheet of Vianeta as of the last day of such month and the related unaudited income statements for the month then ended prepared in a manner consistent with Vianeta's current practices and, in any case, shall cause an estimated unaudited balance sheet of Vianeta as of the Closing Date (the "Closing Date Balance Sheet") to be delivered to Parent at least five (5) business days prior to the Closing Date.

     SECTION 5.8 EMPLOYEE BENEFIT PLANS. Immediately prior to or in connection with the Closing, Vianeta shall terminate to the satisfaction of Parent the Vianeta 2000 Stock Plan, as amended, and the Vianeta Compensation Plan for the sale of its products and services.

                                  ARTICLE VI.
                                OTHER AGREEMENTS

     SECTION 6.1 PUBLIC ANNOUNCEMENTS. Any public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as determined by Parent. To the extent Parent determines to make a public announcement, Parent will, to the extent reasonably possible, provide notice thereof to Vianeta not less than two (2) Business Days prior to such disclosure and attempt, to the extent reasonably possible, to clear such announcement, statement or acknowledgement with Vianeta. Except as set forth in the preceding sentence, prior to the Closing, each party and its representatives and agents will keep this Agreement and any information about the transactions contemplated hereby strictly confidential and shall not make any disclosure of this Agreement to any other Person. Parent and Vianeta will consult with each other concerning the means by which Vianeta's employees, customers, and suppliers and others having dealings with Vianeta will be informed of the transactions contemplated hereby.

     SECTION 6.2 CONFIDENTIALITY AGREEMENT. The confidentiality agreement dated as of June 17, 2005, entered into by and between an affiliate of Parent and Vianeta (the "Confidentiality Agreement") will remain in full force and effect following the date of this Agreement, whether or not the Closing occurs, in accordance with the terms thereof.

     SECTION 6.3 REPAYMENT OF THE VIANETA LOANS AND PAYMENT OF EMPLOYEE RETENTION BONUSES. At the Closing, prior to payment of the Merger Consideration to the Vianeta Shareholders entitled thereto, Parent will

          (a) repay in full, out of the Merger Consideration, the loans of Vianeta set forth on Schedule 6.3(a) in the amounts set forth on Schedule 6.3(a) (the "Vianeta Loans"); and

          (b) pay in full, out of the Merger Consideration, the employee retention bonuses of Vianeta employees set forth on Schedule 6.3(b) in the amounts set forth on Schedule 6.3(b) (the "Vianeta Employee Retention Bonuses").

     SECTION 6.4 TAX MATTERS.

          (a) Tax Periods Ending on or Before the Closing Date.

               (i) The Principal Shareholders shall cooperate in the preparation and filing of all Tax Returns for Vianeta for all periods ending on or prior to the Closing Date (the "Pre-Closing Tax Period") which are filed after the Closing Date (the "Vianeta Post-Closing Tax Returns").

               (ii) The Principal Shareholders shall permit Parent to review and comment on each such Vianeta Post-Closing Tax Return prior to filing and shall make such revisions to such returns as are reasonably requested by Parent to the extent consistent with applicable law; provided that to the extent the revisions requested by Parent increase the Principal Shareholder's tax liability and are not required in order for such return to be in compliance with law, the Principal Shareholders shall have no obligation to make such revisions.

          (b) Cooperation on Tax Matters.

               (i) Parent, Vianeta and the Principal Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns pursuant to this Section 6.4 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Vianeta and the Principal Shareholders and Parent agree (A) to retain all books and records with respect to Tax matters pertinent to Vianeta relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or the Shareholder Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Vianeta, the Principal Shareholders or Parent, as the case may be, shall allow the other party to take possession of such books and records.

               (ii) Parent and the Principal Shareholders further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be made imposed (including, but not limited to, with respect to the transactions contemplated hereby).

          (c) Tax Sharing Agreements. All tax sharing agreements or similar agreements, if any, with respect to or involving Vianeta shall be terminated as of the Closing Date and, after the Closing Date, Vianeta shall not be bound thereby or have any liability thereunder.

          (d) Section 338(g) Election. The parties hereto acknowledge that Parent will make an election under Section 338(g) of the Code (and any corresponding elections under state, local or foreign tax law) with respect to its acquisition of the stock of Vianeta pursuant to this Agreement (the "Section 338 Election") and agree to take any and all actions consistent with such election. Any Tax that is imposed on Parent or Vianeta that is directly attributable to the transaction described in Section 338(a) of the Code (and any corresponding provision under state, local or foreign tax law) resulting from such Section 338 Election, and that is computed taking into account, to the extent permitted by law, all deductions, losses and credits available to Parent or Vianeta, as applicable, including without limitation, any net operating losses of Vianeta (the "Section 338 Election Tax Amount"), shall be treated as having been incurred in a Pre-Closing Tax Period, and the Principal Shareholders shall indemnify Parent or Vianeta for any such Taxes in accordance with, and to the extent provided for by, Article 9 hereof.

     SECTION 6.5 FAIRNESS HEARING.

          (a) As soon as practicable after the execution of this Agreement, and in any event within ten (10) days hereof, (i) Holdings and Parent shall prepare, with the cooperation of the Vianeta, the application for permit (the "Permit Application") in connection with the Hearing (as defined below) and the notice sent to the Vianeta security holders pursuant to, and meeting the requirements of Article 2 of Subchapter 1 of the California Administrative Code, Title 10, Chapter 3, Subchapter 2, as amended (the "Hearing Notice"), concerning the hearing (the "Hearing") held by the California Commissioner to consider the terms and conditions of this Agreement and the Merger and the fairness of such terms and conditions pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended, and the rules promulgated thereunder ("California Securities Law"), and (ii) Vianeta shall prepare, with the cooperation of Parent, an information statement relating to this Agreement and the transactions contemplated hereby (the "Information Statement"). Each of Vianeta, Holdings and Parent shall use its reasonable best efforts to cause the Permit Application, the Hearing Notice and the Information Statement to comply with all requirements of applicable federal and state securities laws. Each of Vianeta, Holdings and Parent shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, the Hearing Notice or the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Permit Application, the Hearing Notice and the Information Statement. The Information Statement shall constitute a disclosure document for the offer and issuance of the shares of common stock of Holdings to be received by the Vianeta securityholders in the Merger and a proxy statement for solicitation of stockholder approval of the Merger. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Information Statement, Vianeta, Holdings and Parent shall cooperate in delivering any such amendment or supplement to all Vianeta securityholders and/or filing any such amendment or supplement with the California Commissioner of Corporations (the "California Commissioner") or its staff and/or any other government officials. Anything to the contrary contained herein notwithstanding, Vianeta shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved by Parent prior to such inclusion; provided, however, that Parent shall not withhold approval of any information required to be included by federal or state law or the California Commissioner.

          (b) Each of Holdings, Parent and Vianeta shall use its reasonable best efforts (i) to cause to be filed with the California Commissioner, as soon as practicable following the execution of this Agreement, and in any event within ten (10) days hereof, the Permit Application and the Hearing Notice, (ii) to respond to any additional requests by or questions from the California Commissioner and make such changes as reasonably requested by the California Commissioner, and (iii) to obtain, as soon as practicable following the execution of this Agreement, the permit approving the fairness of this Agreement and the Merger pursuant to Section 25121 of California Securities Law such that the issuance of the common stock of Holdings in connection with the Merger shall be exempt pursuant to Section 3(a)(10) of the Securities Act from the registration requirements of Section 5 of the Securities Act (the "Permit").

          (c) As soon as permitted by the California Commissioner, Vianeta shall deliver by personal delivery or reputable overnight courier the Hearing Notice to all Vianeta securityholders entitled to receive such notice under California Securities Law. Vianeta, Holdings and Parent shall notify each other promptly of the receipt of any comments from the California Commissioner or its staff and of any request by the California Commissioner or its staff or any other government officials for amendments or supplements to any of the documents filed therewith or any other filing or for additional information and shall provide each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the California Commissioner, or its staff or any other government officials, on the other hand, with respect to the filing. If the California Commissioner issues the Permit, then as soon as practicable thereafter Vianeta shall deliver by personal delivery or reputable overnight courier the Information Statement to all Vianeta securityholders. Except for the delivery of the Information Statement in accordance with the terms hereof, Vianeta shall not, directly or indirectly, solicit the vote of any holder of Vianeta capital stock in connection with the Merger in violation of any applicable federal or state securities laws.

          (d) The information relating to Vianeta, Holdings and Parent included in the Hearing Notice, the Permit Application and the Information Statement shall not, at the time the Hearing Notice is delivered to Vianeta securityholders, at the time the Information Statement is delivered to Vianeta securityholders, and at all times subsequent thereto (through and including the Effective Time), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Vianeta shall promptly advise Holdings and Parent, and Holdings and Parent shall promptly advise Vianeta, in writing, if at any time prior to the Effective Time any of Vianeta, Holdings or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Hearing Notice, the Permit Application, and/or the Information Statement, in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Vianeta Holdings and Parent shall cooperate in delivering any such amendment or supplement to all Vianeta securityholders and/or filing any such amendment or supplement with the California Commissioner or its staff and/or any other government officials.

          (e) If Parent and Vianeta determine in writing that the Permit cannot be obtained, or cannot reasonably be expected to be obtained, in time to permit the Closing to occur on or before February 28, 2006, or if the California Commissioner notifies Holdings, Parent or Vianeta of the California Commissioner's determination not to grant the Hearing, not to permit the mailing of the Notice of Hearing and/or not to issue the Permit, then each of Holdings, Parent and Vianeta shall use its reasonable best efforts to cause the issuance of the shares of common stock of Holdings to be issued in the Merger pursuant to an exemption under Regulation D promulgated under the Securities Act.

          (f) Holdings and Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the common stock of Holdings in connection with the Merger. Vianeta shall use its reasonable best efforts to assist Holdings and Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of common stock of Holdings in connection with the Merger.

     SECTION 6.6 POST-CLOSING OPERATION OF VIANETA. During the period from the Closing Date until the first anniversary thereof, Parent shall act in good faith with respect to the Technology Consideration and the Sales Consideration in
Section 1.4(d) and shall not take any actions specifically designed to hinder or prevent the holders of Vianeta Converted Preferred Shares from receiving the Technology Consideration and the Sales Consideration; provided that Parent shall be entitled to conduct its business in the ordinary course and take any actions that it believes to be in the best interests of its business as a whole, even if such actions could have a negative effect on the Technology Consideration or Sales Consideration. In the event that, after the Closing, Parent sells the Vianeta Business (by way of merger, consolidation, sale of substantially all of the assets of the Surviving Corporation or the Vianeta Business or otherwise) to a third party, the Technology Consideration and the Sales Consideration shall become immediately due and payable upon the consummation of any such transaction or action, as applicable.

                                  ARTICLE VII.
                              CONDITIONS TO CLOSING

     SECTION 7.1 MUTUAL CONDITIONS. The obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by such party):

          (a) Material Consents. All Required Consents and all other consents required to be obtained from, and all declarations or filings required to be made with, any Governmental Authority or other Person in connection with the transactions contemplated hereby that are identified on Exhibit F must have obtained.

          (b) No Injunctions or Legal Prohibitions. No temporary, preliminary or permanent injunction or other Order issued by any Governmental Authority that prevents the consummation of the transactions contemplated hereby shall have been issued since the date of this Agreement and remain in effect, and no Legal Requirement shall have been enacted, promulgated or enforced since the date of this Agreement by any Governmental Authority that makes the consummation of the transactions contemplated hereby illegal.

          (c) Fairness Hearing Determination. The Permit shall have been issued by the California Commissioner and no stop order suspending the effectiveness of the Permit or any part thereof shall have been issued and no proceeding for that purpose, no similar proceeding in respect of the Permit shall have been initiated or threatened by the Department of Corporations of the State of California, and all requests for additional information on the part of the Department of Corporations of the State of California shall have been complied with to the reasonable satisfaction of the parties hereto.

     SECTION 7.2 CONDITIONS TO OBLIGATIONS OF HOLDINGS, PARENT AND MERGER SUB. The obligations of Holdings, Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by Holdings, Parent and Merger Sub):

          (a) Representations and Warranties. The representations and warranties in Article III must be true and correct in all respects without regard to any materiality or Material Adverse Effect qualifications set forth therein as of the date when made and at and as of the Closing Date, as though such representations and warranties were made at and as of such date (except that representations and warranties that are made as of a specific date will be true and correct as of such date), other than such breaches of representations and warranties that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (b) Covenants. All of the covenants and obligations that Vianeta and the Principal Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

          (c) Consents. Vianeta will have obtained all of the Required Consents other than those Required Consents for which Parent has specifically waived.

          (d) No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against Holdings, Parent or Merger Sub, or against any Affiliate thereof, any Proceeding (i) involving any challenge to, or seeking Damages or other relief in connection with, the transactions contemplated hereby, or (ii) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any of the transactions contemplated hereby.

          (e) No Claim regarding Stock Ownership or Sales Proceeds. There must not have been made or threatened by any Person any claim asserting that such Person (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity or ownership interest in, Vianeta, or (ii) is entitled to all or any portion of the Cash Consideration or the Stock Consideration except as set forth on
Schedule 1.4(d).

          (f) No Conflict. Neither the consummation nor the performance of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), conflict with or result in a violation of, or cause Holdings, Parent or Merger Sub or any Affiliate thereof to suffer any material adverse consequence under, any Order issued by any court or other Governmental Authority since the date of this Agreement or any Legal Requirement enacted or promulgated since the date of this Agreement.

          (g) Officers and Directors. Each of the officers and directors of Vianeta must have resigned effective as of the Closing.

          (h) Approval of Shareholders; Appraisal Rights. Vianeta shall have duly obtained the Required Vianeta Shareholder Vote approving this Agreement and the Merger and the consummation of the transactions contemplated hereby. Shareholders holding no more than an aggregate of five percent (5%) of the outstanding Vianeta common stock on an as-converted basis shall have asserted appraisal rights.

          (i) Agreement of Merger. The Agreement of Merger shall have been accepted by the Secretary of State of California.

          (j) Formation of Entity. A Special Purpose Entity (the "Special Purpose Entity") into which each of the Vianeta shareholders shall have contributed his, her or its shares of Vianeta capital stock and which shall receive the Merger Consideration pursuant to Section 1.4(d) shall have been validly organized and shall have executed an addendum to this Agreement by which such Special Purpose Entity shall have become an additional Principal Shareholder.

          (k) Closing Deliveries. Vianeta must have caused the following documents to be delivered (or tendered subject only to Closing) to Parent and Merger Sub:

               (i) employment agreements in substantially the form of Exhibit G (containing the non-competition, nonsolicitation and confidentiality provisions set forth therein) (the "Employment Agreements"), executed by Ralph Aceves and Sanjay Bajaj;

               (ii) an opinion of Morgan Lewis & Bockius LLP in substantially the form of Exhibit H, dated the Closing Date;

               (iii) the Articles of Incorporation and all amendments thereto of Vianeta, and a certificate of good standing of Vianeta, in each case duly certified as of dated not earlier than the fifth Business Day prior to Closing by the Secretary of State of California;

               (iv) the Escrow Agreement executed by Vianeta and the Shareholder Representative;

               (v) a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Vianeta, certifying as to the satisfaction of the conditions set forth in Sections 7.2(a) and (b);

               (vi) a certificate of the Secretary of Vianeta certifying and attaching copies of the Bylaws of Vianeta, certifying and attaching all requisite resolutions or actions of Vianeta's board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying to the incumbency of the officers of Vianeta executing this Agreement and any other document relating to the transactions contemplated hereby;

               (vii) a subscription agreement, in a form reasonably satisfactory to Parent and Vianeta and containing obligations of Holdings relating to the availability of Rule 144 of the Securities Act substantially similar to Holdings' obligations set forth in that certain Registration rights Agreement dated as of November 5, 2004, executed by the Special Purpose Entity formed by Vianeta who will receive shares of Holdings' common stock pursuant to this Agreement; and

               (viii) all material documentation relating to the formation and operation of the Special Purpose Entity.

     SECTION 7.3 CONDITIONS TO OBLIGATIONS OF VIANETA. The obligations of Vianeta to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each of the following conditions (any of which may be waived in writing, in whole or in part, by Vianeta):

          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub in Article IV must be true and correct in all respects without regard to any materiality or Material Adverse Effect qualification set forth therein as of the date when made and at and as of the Closing Date, as though such representations and warranties were made at and as of such date (except that representations and warranties that are made as of a specific date will be true and correct as of such date), other than such breaches of representations and warranties that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

          (b) Covenants. All of the covenants and obligations that Holdings, Parent and Merger Sub are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

          (c) Shareholder Approval. The Shareholders of Vianeta shall have taken all necessary action to approve the Merger under the Articles of Incorporation, Bylaws and the CGCL.

          (d) Closing Deliveries. Holdings, Parent and Merger Sub must have caused the following documents to be delivered (or tendered subject only to Closing) to Vianeta:

               (i) the Charter or Articles of Incorporation, as applicable, and all amendments thereto of Holdings, Parent and Merger Sub, and a certificate of good standing of each of Holdings, Parent and Merger Sub, in each case duly certified as of and dated not earlier than the fifth Business Day prior to Closing by the Secretary of State of Tennessee and California, as applicable;

               (ii) the Escrow Agreement executed by Parent and Merger Sub;

               (iii) a certificate, dated as of the Closing Date, executed by duly authorized officers of Holdings, Parent and Merger Sub, certifying the satisfaction of the conditions set forth in Sections 7.3(a) and (b);

               (iv) a certificate of the Secretary of Parent certifying and attaching copies of the Bylaws of Parent, certifying and attaching all requisite resolutions or actions of Parent's board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying to the incumbency of the officers of Parent executing this Agreement and any other document relating to the transactions contemplated hereby;

               (v) a certificate of the Secretary of Holdings certifying and attaching copies of the Bylaws of Holdings, certifying and attaching all requisite resolutions or actions of Holdings' board of directors approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying to the incumbency of the officers of Holdings executing this Agreement and any other document relating to the transactions contemplated hereby; and

               (vi) a certificate of the Secretary of Merger Sub certifying and attaching copies of the Bylaws of Merger Sub, certifying and attaching all requisite resolutions or actions of Merger Sub's board of directors and Shareholders approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying to the incumbency of the officers of Merger Sub executing this Agreement and any other document relating to the transactions contemplated hereby.

               (vii) A list of four customers of Parent, mutually agreed upon by Vianeta, for which the successful implementation of Vianeta's speech recognition is required pursuant to the Technology Consideration set forth in Exhibit C.

                                  ARTICLE VIII.
                                   TERMINATION

     SECTION 8.1 TERMINATION EVENTS. By written notice given prior to or at the Closing, subject to Section 8.2, this Agreement may be terminated as follows:

          (a) by Parent, in the event Vianeta breaches any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other breach, would cause any condition set forth in Section 7.1 or Section 7.2 not to be satisfied, and (ii) is not cured within thirty (30) days following delivery of written notice of such breach from Parent to Vianeta;

          (b) by Vianeta, in the event Holdings, Parent or Merger Sub breaches any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other breach, would cause any condition set forth in Section 7.1 or Section 7.3 not to be satisfied, and (ii) is not cured within thirty (30) days following delivery of written notice of such breach from Vianeta to Parent;

          (c) by Parent or Vianeta, if any temporary, preliminary or permanent injunction or other Order has been issued since the date of this Agreement by any Governmental Authority that prevents the consummation of the transactions contemplated hereby and such Order has become final and nonappealable, or if any Legal Requirement has been enacted, promulgated or enforced since the date of this Agreement by any Governmental Authority that makes the consummation of the transactions contemplated hereby illegal.

          (d) by Parent or Vianeta, if the satisfaction of any of the conditions to such party's obligation to close the transactions contemplated hereby as set forth in Article VII becomes impossible (other than through the failure of the terminating party to comply with its obligations under this Agreement) and such party has not waived such condition on or before such date;

          (e) by mutual consent of Parent and Vianeta;

          (f) by Parent or Vianeta, if the Closing has not occurred on or before March 31, 2006, or such later date as the parties may agree upon, unless the terminating party is in material breach of this Agreement.

     SECTION 8.2 EFFECT OF TERMINATION. Each party's right of termination under
Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If the Agreement is terminated pursuant to Section 8.1, all obligations of the parties under this Agreement will terminate, except that the obligations in Section 6.1, Section 6.2, this Section 8.2, and Article X will survive; provided, however, that termination of this Agreement will not preclude a party from bringing a claim against any other party to this Agreement for a breach arising prior to such termination pursuant to the terms and conditions set forth herein.

                                   ARTICLE IX.
                                 INDEMNIFICATION

     SECTION 9.1 INDEMNIFICATION BY VIANETA AND THE PRINCIPAL SHAREHOLDERS. Subject to the terms and conditions of this Article IX, Vianeta and the Principal Shareholders shall jointly and severally indemnify and hold harmless Holdings, Parent and Merger Sub and their respective Affiliates, Shareholders, officers, directors, employees and agents (collectively, the "Parent Indemnified Persons"), and shall reimburse the Parent Indemnified Persons for, any losses, liabilities, claims, damages and expenses (including reasonable attorneys' fees and expenses) (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

          (a) any breach of any representation or warranty made by Vianeta in this Agreement or any certificate or document delivered by Vianeta (other than breaches of Section 3.3, 3.8 or 3.17 which are addressed in (c), (d) and (e) below) pursuant to this Agreement after taking into account the last sentence of
Section 9.3;

          (b) any breach of or failure to comply with any covenant or obligation of Vianeta in this Agreement or in any certificate or document delivered by Vianeta pursuant to this Agreement;

          (c) the exercise by Non-Consenting Shareholders, or other Persons claiming to be equity holders of Vianeta, of rights under the CGCL (it being understood by the parties that Damages under this clause (c) shall include the excess (if any) of the amounts received by a Non-Consenting Shareholder, or other Person, pursuant to the exercise of such rights over the amount such Non-Consenting Shareholder, or other Person, would have received pursuant to this Agreement had the Non-Consenting Shareholder, or other Person, not exercised such rights under the CGCL); or any claim or allegation of the breach of the representation and warranty made by Vianeta in Section 3.3 of this Agreement;

          (d) any claim or allegation that the Vianeta Intellectual Property or Trade Secrets violate, infringe or misappropriate the intellectual property or proprietary rights of any third party or any other breach of Section 3.17 of this Agreement; or

          (e) any Tax of Vianeta accruing for periods prior to the Closing or any other breach of Section 3.8 of this Agreement.

     SECTION 9.2 INDEMNIFICATION AND REIMBURSEMENT BY HOLDINGS, PARENT AND MERGER SUB. Subject to the terms and conditions of this Article IX, Holdings, Parent and Merger Sub shall jointly and severally indemnify and hold harmless Vianeta and its Affiliates, officers, directors, employees and agents (collectively, the "Vianeta Indemnified Persons") and shall reimburse the Vianeta Indemnified Persons for, any Damages arising, directly or indirectly, from or in connection with:

          (a) any breach of any representation or warranty made by Holdings, Parent or Merger Sub in this Agreement or any certificate or document delivered by Holdings, Parent or Merger pursuant to this Agreement after taking into account the last sentence of Section 9.4; or

          (b) any breach of or failure to comply with any covenant or obligation of Holdings, Parent or Merger Sub in this Agreement or in any certificate or document delivered by Holdings, Parent or Merger Sub pursuant to this Agreement.

     SECTION 9.3 LIMITATIONS ON INDEMNIFICATION BY VIANETA AND THE PRINCIPAL SHAREHOLDERS. The obligation of each of Vianeta and the Principal Shareholders to indemnify the Parent Indemnified Persons pursuant to Section 9.1(a) is subject to the following limitations and qualifications:

          (a) Vianeta and the Principal Shareholders will have no indemnification liability under Section 9.1(a) until the total amount of Damages incurred by the Parent Indemnified Persons hereunder exceeds $100,000 (the "Deductible"), and then only for the amount by which such Damages exceed the Deductible.

          (b) The Escrow Amount shall be the sole and exclusive remedy of the Parent Indemnified Persons from and after the Effective Time for any claims arising under Sections 9.1(a) and (e) of this Agreement, in which case Vianeta and the Principal Shareholders will have no indemnification liability with respect to such representations under Section 9.1(a) or (e) to the extent that all such Damages incurred by the Parent Indemnified Persons hereunder exceed the Escrow Amount (the "Cap"). In no event will any adjustments paid to Parent out of the Escrow Amount pursuant to Section 1.9 have any effect on, or reduce, the Escrow Amount or the Cap available to satisfy claims arising under Section 9.1(a) or (e).

Notwithstanding the foregoing, the Deductible and the Cap will not apply (i) for any breaches of any representation or warranty of which Vianeta or any of the Principal Shareholders had actual knowledge at any time prior to the date on which such representation and warranty is made, (ii) to indemnification claims pursuant to Sections 9.1(b), (c) or (d), or (iii) claims based on fraud or intentional misconduct; provided, further, that the Deductible will not apply to breaches of Section 9.1(e). For purposes of this Article IX, all representations and warranties of Vianeta in Article III shall be construed as if the term "material" and any reference to "Material Adverse Effect" and variations thereof were omitted from such representations and warranties.

     SECTION 9.4 LIMITATIONS ON INDEMNIFICATION BY PARENT AND MERGER SUB. The obligation of Holdings, Parent and Merger Sub to indemnify the Vianeta Indemnified Persons pursuant to Section 9.2(a) is subject to the following limitations and qualifications:

          (a) Holdings, Parent and Merger Sub will have no indemnification liability under Section 9.2(a) until the total amount of Damages incurred by the Vianeta Indemnified Persons hereunder exceeds the Deductible, and then only for the amount by which such Damages exceed the Deductible.

          (b) Holdings, Parent and Merger Sub will have no indemnification liability under Section 9.2(a) to the extent that all Damages incurred by the Vianeta Indemnified Persons hereunder exceed the Cap.

Notwithstanding the foregoing, the Deductible and the Cap will not apply (i) for any breaches of any representation or warranty of which Holdings, Parent or Merger Sub had actual knowledge at any time prior to the date on which such representation and warranty is made, (ii) to indemnification claims pursuant to
Section 9.2(b), or (iii) claims based on fraud or intentional misconduct. For purposes of this Article IX, all representations and warranties of Holdings, Parent and Merger Sub in Article IV shall be construed as if the term "material" and any reference to "Material Adverse Effect" and variations thereof were omitted from such representations and warranties.

     SECTION 9.5 TIME LIMITATIONS.

          (a) If the Closing occurs, Vianeta and the Principal Shareholders will have no indemnification liability under this Article IX with respect to (i) any representation or warranty of Vianeta or the Principal Shareholders, or (ii) any covenant or obligation to be performed and complied with by Vianeta or the Principal Shareholders on or prior to the Closing Date, unless on or before the date that is eighteen (18) months after the Closing Date (or, in the case of any claim made with respect to Section 3.3 (Capitalization), Section 3.8 (Taxes),
Section 3.10 (Employee Benefits), or Section 3.14 (Environmental Matters) on or before the expiration of the applicable statute of limitations, or in the case of any claim made with respect to Section 3.17 (Intellectual Property), on or before the sooner to occur of the expiration of the applicable statute of limitations and the fifth anniversary of the Closing Date), Parent notifies the Shareholder Representative of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Parent.

          (b) If the Closing occurs, Holdings, Parent or Merger Sub will have no indemnification liability under this Article IX with respect to (i) any representation or warranty of Holdings, Parent or Merger, or (ii) any covenant or obligation to be performed and complied with by Holdings, Parent or Merger Sub on or prior to the Closing Date, unless on or before the date that is eighteen (18) months after the Closing Date, the Shareholder Representative notifies Parent of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Shareholder Representative.

     SECTION 9.6 PROCEDURE FOR INDEMNIFICATION - THIRD PARTY CLAIMS.

          (a) Promptly after receipt by an indemnified Person under Section 9.1 or 9.2 (an "Indemnified Person") of notice of the assertion of any third-party claim against such Indemnified Person in respect of which the Indemnified Person desires to seek indemnification from an indemnifying person (an "Indemnifying Person") pursuant to the terms of this Article

IX, (i) in the case of any claim brought against any Parent Indemnified Person, Parent shall give written notice of the assertion of such third-party claim to
(A) Vianeta, in the case such notice is delivered prior to the Closing or following the termination of this Agreement, or (B) the Shareholder Representative, in the case such notice is delivered on or after the Closing, and (ii) in the case of any claim brought against any Vianeta Indemnified Person, Vianeta (in the event such notice is delivered prior to the Closing or following the termination of this Agreement) or the Shareholder Representative (in the event such notice is delivered on or after the Closing) shall give written notice to Parent of the assertion of such third-party claim (any such indemnification notice, an "Indemnification Notice" the recipient of such notice pursuant to clauses (i) or (ii) above, the "Indemnifying Person Representative") of the assertion of such third-party claim; provided, however, that the failure to notify the Indemnifying Person Representative will not relieve any Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the defense of such third-party claim is prejudiced by the Indemnified Person's failure to give such notice.

          (b) If an Indemnified Person provides an Indemnification Notice to the Indemnifying Person Representative, the Indemnifying Person Representative will be entitled to participate in the defense of such third-party claim and, to the extent that the Indemnifying Person Representative wishes, by providing written notice thereof to the Indemnified Person within ten (10) Business Days of the delivery of the Indemnification Notice to the Indemnified Person Representative, to assume the defense of such third-party claim with counsel reasonably satisfactory to the Indemnified Person; provided, however, that the Indemnifying Person Representative will not have the right to assume the defense of such third-party claim in the event (x) (i) the third-party claim relates to or arises in connection with any alleged criminal liability of the Indemnified Person, (ii) the third-party claim seeks injunctive or equitable relief against the Indemnified Person or (iii) the Indemnifying Person is also a Person against whom the third-party claim is made and the Indemnified Person reasonably determines that joint representation would be inappropriate, and (y) the Indemnified Person notifies the Indemnifying Person Representative in the Indemnification Notice that the facts described in clause (i), (ii) or (iii) above are applicable and that the Indemnified Person is electing to assume the defense of such third-party claim.

          (c) After notice from the Indemnifying Person Representative to the Indemnified Person of its election to assume the defense of such third-party claim pursuant to Section 9.6(b) above, the Indemnifying Person will not, so long as the Indemnifying Person Representative diligently conducts such defense, be liable to the Indemnified Person under this Article IX for any fees of other counsel or any other expenses of the Indemnified Persons with respect to the defense of such third-party claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such third-party claim. If the Indemnifying Person Representative assumes the defense of a third-party claim, no compromise or settlement of such third-party claims may be effected by the Indemnifying Person Representative without the Indemnified Person's written consent (which may not be unreasonably withheld, delayed or conditioned) unless
(x) there is no finding or admission of any violation of Legal Requirements or the rights of any other Person by any Indemnified Person, and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person, and the Indemnified Person will have no liability with respect to any compromise or settlement of such third-party claims effected without its consent.

          (d) If (i) notice is given to the Indemnifying Person Representative of the assertion of any third-party claim and the Indemnifying Person Representative does not, within ten (10) Business Days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such third-party claim pursuant to Section 9.6(b) above, or (ii) the Indemnified Person elects to assume the defense of such third-party claim in the Indemnification Notice in accordance with Section 9.6(b) above, no compromise or settlement of such third-party claim may be effected by the Indemnified Person without the Indemnifying Person Representative's written consent (which may not be unreasonably withheld, delayed or conditioned) unless (x) there is no finding or admission of any violation of Legal Requirements or the rights of any other Person by any Indemnifying Person, and (y) the sole relief provided is monetary damages that are paid in full by the Indemnified Person, and the Indemnifying Persons will have no liability with respect to any compromise or settlement of such third-party claims effected without its consent.

          (e) With respect to any third-party claim subject to indemnification under this Article IX: (i) both the Indemnified Person and the Indemnifying Person Representative, as the case may be, shall keep the other Person fully informed in all material respects of the status of such third-party claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any third-party claim.

          (f) With respect to any third-party claim subject to indemnification under this Article IX, the parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use commercially reasonable efforts, in respect of any third-party claim in which it has assumed or has participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure), and (ii) all communications between any parties hereto and counsel responsible for or participating in the defense of any third-party claim will, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

     SECTION 9.7 PROCEDURE FOR INDEMNIFICATION - OTHER CLAIMS. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

     SECTION 9.8 TREATMENT OF INDEMNITY PAYMENTS. Any payment made pursuant to this Article IX will be treated as an adjustment to the Merger Consideration for all Tax purposes.

     SECTION 9.9 EXCLUSIVE REMEDY. The right to indemnification in this Article IX will be the exclusive remedy of the parties hereto with respect to the subject matter hereof provided, however, that the foregoing restriction will not limit claims for injunctive relief or claims based upon the fraud in the inducement of any party.

                                   ARTICLE X.
                               GENERAL PROVISIONS

     SECTION 10.1 EXPENSES. Each party to this Agreement shall bear its respective costs and expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its agents and representatives, provided that the costs and expenses Vianeta incurs in connection herewith shall be paid at Closing and shall be paid out of the Merger Consideration as set forth on Schedule 1.4(d).

     SECTION 10.2 ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 10.2.

     SECTION 10.3 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and must be delivered (i) personally, (ii) by facsimile with confirmation of transmission by the transmitting equipment, or (iii) by certified or registered mail (postage prepaid, return receipt requested), and will be deemed given when so delivered personally or by facsimile, or if mailed, three (3) days after the date of mailing, to the addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

     If to Holdings, Parent or Merger Sub:

          Spheris Operations Inc.
          720 Cool Springs Boulevard
          Suite 200
          Franklin, TN 37067
          Attn: Gregory T. Stevens
          Facsimile: (615) 261-1792

     with a copy to:

          Bass, Berry & Sims PLC
          315 Deaderick Street, Suite 2700
          Nashville, TN 37238-3001
          Attn: Leigh Walton
          Facsimile: (615) 742-2701

     If to Vianeta:

          Vianeta Communications
          694 Tasman Drive
          Milpitas, CA 95035
          Attn: Ralph Aceves
          Facsimile: (408) 519-2127

     with a copy to:

          Morgan Lewis & Bockius LLP
          2 Palo Alto Square
          3000 El Camino Real, Suite 700
          Palo Alto, CA 94306
          Attn: Armando Castro
          Facsimile: (650) 843-4001

If to the Shareholder Representative:

          V.R. Ranganath
          c/o Alliance Ventures
          2575 Augustine Drive
          Santa Clara, CA 95054
          Facsimile: (408) 855-4982

     SECTION 10.4 JURY TRIAL WAIVER. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. ANY PARTY MAY FILE A COPY OF THIS SECTION 10.4 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT BETWEEN THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING OR ACTION WHATSOEVER BETWEEN THE PARTIES RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

     SECTION 10.5 ENTIRE AGREEMENT; MODIFICATION. This Agreement (together with the Annexes, Schedules and Exhibits attached to this Agreement and the other documents delivered pursuant to this Agreement) and the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements, whether written or oral, between the parties with respect to the subject matter hereof and thereof. This Agreement may not be amended except by a written agreement signed by each of the parties to this Agreement.

     SECTION 10.6 WAIVER. No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     SECTION 10.7 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.

     SECTION 10.8 HEADINGS; CONSTRUCTION. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All Annexes, Exhibits and Schedules to this Agreement are incorporated into and constitute an integral part of this Agreement as if fully set forth herein. All words used in this Agreement will be construed to be of such gender or number as the context requires. All references to documents, instruments or agreements will be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

     SECTION 10.9 GOVERNING LAW. This Agreement will be governed by and construed under the laws of the State of Delaware without regard to any conflicts of laws principles that would require the application of any other law.

     SECTION 10.10 EXECUTION OF AGREEMENT; COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or e-mail will be deemed to be their original signatures for any purpose whatsoever.

     SECTION 10.11 FURTHER ASSURANCES. The parties shall cooperate reasonably with each other and with their respective representatives and agents in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other parties may reasonably request, for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

     SECTION 10.12 KNOWLEDGE. For purposes of this Agreement, (i) "Knowledge of Vianeta" and similar terms means the actual knowledge of any Principal Shareholder or the actual knowledge after reasonable investigation of the following individuals: Ralph Aceves and Sanjay Bajaj, and (ii) "Knowledge of Holdings", "Knowledge of Parent" and similar terms means the actual knowledge after reasonable investigation of the following individuals: Gregory T. Stevens and Andrew L. McQueen.

     SECTION 10.13 SHAREHOLDER REPRESENTATIVE.

          (a) The parties have agreed that it is desirable to designate V.R. Ranganath to serve as the representative of the shareholders of Vianeta (the "Shareholder Representative") for certain limited purposes as set forth herein. The approval of this Agreement by the shareholders of Vianeta will constitute ratification and approval of such designation. The Shareholder Representative will have such power and authority necessary to carry out the functions assigned to the Shareholder Representative under this Agreement, including the power and authority:

               (i) to enforce, defend and protect the rights and interests of the shareholders of Vianeta following the Closing under Article IX of this Agreement, and to take any and all actions that the Shareholder Representative believes are necessary or appropriate under Article IX of this Agreement for and on behalf of the shareholders of Vianeta, including, without limitation, asserting, pursuing or defending any claim by or against Parent or the Surviving Corporation, consenting to, compromising or settling any such claim, and conducting negotiations with Parent or Surviving Corporation; and

               (ii) to make, execute, acknowledge and deliver all such other agreements, notices, requests, instructions and other writings, and, in general, to do any and all things and to take any and all actions that the Shareholder Representative may consider necessary or proper in connection with carrying out the responsibilities of the Shareholder Representative under Article IX of this Agreement.

          (b) The Shareholder Representative will be entitled to engage such counsel, experts and other agents as the Shareholder Representative deems necessary or proper in connection with performing its obligations hereunder, and will be promptly reimbursed by the shareholders of Vianeta for all reasonable expenses, disbursements and advances incurred by the Shareholder Representative in such capacity upon demand, pro rata based upon each such shareholder's share of Vianeta capital stock as of the Closing. Each shareholder of Vianeta shall indemnify and hold harmless the Shareholder Representative, pro rata based upon such shareholder's share of all Vianeta capital stock as of the Closing, from any and all Damages that are incurred by the Shareholder Representative as a result of actions taken, or actions not taken, by the Shareholder Representative herein, except to the extent that such Damages arise from the gross negligence or willful misconduct of the Shareholder Representative.

          (c) All amounts received by the Shareholder Representative on behalf of the shareholders of Vianeta will be promptly paid by the Shareholder Representative to the shareholders of Vianeta, pro rata based upon such shareholder's share of Vianeta capital stock as of the Closing; provided, however, that the Shareholder Representative will be entitled to set off any amounts payable to the Shareholder Representative under Section 10.13(b) against amounts otherwise payable to shareholders of Vianeta pursuant to this Section 10.13(c).

          (d) Holdings, Parent and Surviving Corporation shall have the right to rely upon all actions taken or not taken by the Shareholder Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the shareholders of Vianeta.

          (e) If at any time the Shareholder Representative resigns, dies or becomes incapable of acting, the shareholders of a majority of Vianeta common stock and a majority of Vianeta preferred stock as of the Closing shall choose another holder to act as the Shareholder Representative under this Agreement.

                  [remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                        PARENT:
                                        SPHERIS OPERATIONS INC.


                                        By: /s/ Gregory T. Stevens
                                            ------------------------------------
                                        Name: Gregory T. Stevens
                                        Its: Secretary


                                        MERGER SUB:
                                        SPHERIS MERGER SUB, INC.


                                        By: /s/ Gregory T. Stevens
                                            ------------------------------------
                                        Name: Gregory T. Stevens
                                        Its: Secretary


                                        HOLDINGS:
                                        SPHERIS HOLDING III, INC.


                                        By: /s/ Gregory T. Stevens
                                            ------------------------------------
                                        Name: Gregory T. Stevens
                                        Its: Chief Administrator Officer


                                        VIANETA:
                                        VIANETA COMMUNICATIONS


                                        By: /s/ Ralph Aceves
                                            ------------------------------------
                                        Name: Ralph Aceves
                                        Its: CEO


                                        PRINCIPAL SHAREHOLDERS:
                                        ALLIANCE VENTURES II, L.P.


                                        By: /s/ V. R. Ranganath
                                            ------------------------------------
                                        Name: V. R. Ranganath
                                        Title: President Alliance Ventures
                                               Management


                                        ALLIANCE VENTURES V, L.P.


                                        By: /s/ V. R. Ranganath
                                            ------------------------------------
                                        Name: V. R. Ranganath
                                        Title: President Alliance Ventures
                                               Management

                                        GALAXY VENTURE PARTNERS III, LLC


                                        By: /s/ V. R. Ranganath
                                            ------------------------------------
                                        Name: V. R. Ranganath
                                        Title: Managing Member


                                        SOLAR VENTURE PARTNERS, L.P.


                                        By: /s/ V. R. Ranganath
                                            ------------------------------------
                                        Name: V. R. Ranganath
                                        Title: General Partner


                                        /s/ C.N. Reddy
                                        ----------------------------------------
                                        C.N. Reddy

               SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER

                                 AMENDMENT NO. 1
                         TO AGREEMENT AND PLAN OF MERGER

     This Amendment (the "Amendment") to the Agreement and Plan of Merger (as defined below) is entered into as of this 22nd day of February, 2006, by and among Spheris Holding III, Inc., a Delaware corporation ("Holdings"), Spheris Operations, Inc., a Tennessee corporation ("Parent"), Spheris Merger Sub, Inc., a California corporation ("Merger Sub"), Vianeta Communications, a California corporation ("Vianeta"), and the Principal Shareholders (as defined in the Merger Agreement).

                                    RECITALS

     A. The parties have entered into an Agreement and Plan of Merger (together with the Schedules and Exhibits thereto, the "Merger Agreement") dated as of December 13, 2005.

     B. The parties wish to amend the Merger Agreement to reflect the terms of this Amendment.

     C. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

     NOW, THEREFORE, in consideration of the promises and mutual agreements expressed herein and in the Merger Agreement, the parties hereto agree as follows:

     1.   Amendments.

          The first two sentences of Section 1.4(e) of the Merger Agreement shall be deleted in their entirety and replaced with the following:

          "(e) At the Effective Time, Parent shall place into escrow with an escrow agent to be mutually agreed upon by the parties (the "Escrow Agent"), pursuant to the terms of the Escrow Agreement attached hereto as Exhibit E (the "Escrow Agreement"), (i) One Million Dollars ($1,000,000) to be delivered as Merger Consideration which would otherwise be payable to shareholders of Vianeta capital stock (such cash, plus any accrued interest thereon, the "Indemnification Escrow Amount") and (ii) Two Hundred Thousand Dollars ($200,000) to be delivered as Merger Consideration which would otherwise be payable to shareholders of Vianeta capital stock (such cash, plus any accrued interest thereon, the "Tax Escrow Amount," and together with the Indemnification Escrow Amount, the "Escrow Amount"). The Escrow Amount shall be held in escrow by the Escrow Agent and distributed to and in accordance with the terms of the Escrow Agreement, for the purpose of providing payment with respect to claims for indemnification made by Parent Indemnified Persons pursuant to Section 9.1 and payment of the adjustments to the Cash Consideration pursuant to Section 1.9 in the case of the Indemnification Escrow Amount, and with respect to fees expended to address sales and use tax issues and related fees paid by Spheris for Vianeta pre-Closing sales and use taxes in the case of the Tax Escrow Amount."

     2. The first paragraph of Section 9.3(b) of the Agreement shall be amended to add the word "Indemnification" before "Escrow Amount" in the four places where it appears.

     3. The following sentence shall be added to the end of the first paragraph of Section 9.3(b) of the Agreement:

          "Notwithstanding the foregoing, any claims arising regarding fees expended to address sales and use tax issues and related fees paid for Vianeta pre-Closing sales and use taxes can and will first be satisfied out of the Tax Escrow Amount without having any effect on the Cap or Indemnification Escrow Amount; provided, that Holdings and Parent shall use commercially reasonable efforts to resolve such claims as soon as reasonably practicable and in any event within nine (9) months of the Closing."

     4. Exhibit E shall be deleted in its entirety and replaced with Exhibit E attached to this Amendment.

     5. General Provisions.

          (a) Effect of Amendment. Except as specifically amended hereby, all of the terms of the Merger Agreement shall remain in full force and effect.

          (b) Entire Agreement; Amendment. This Amendment and the Merger Agreement and the exhibits thereto embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relative to such subject matter. This Amendment may be modified only by a written amendment signed by the parties hereto.

          (c) Governing Law. This Amendment shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.

                            [Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                        HOLDINGS:

                                        SPHERIS HOLDING III, INC.


                                        By: /s/ Gregory T. Stevens
                                            ------------------------------------
                                        Name: Gregory T. Stevens
                                              ----------------------------------
                                        Its: Chief Compliance Officer and
                                             General Counsel
                                             -----------------------------------


                                        PARENT:

                                        SPHERIS OPERATIONS, INC.


                                        By: /s/ Gregory T. Stevens
                                            ------------------------------------
                                        Name: Gregory T. Stevens
                                              ----------------------------------
                                        Its: Secretary
                                             -----------------------------------


                                        MERGER SUB:

                                        SPHERIS MERGER SUB, INC.


                                        By: /s/ Gregory T. Stevens
                                            ------------------------------------
                                        Name: Gregory T. Stevens
                                              ----------------------------------
                                        Its: Secretary
                                             -----------------------------------


                                        VIANETA:

                                        VIANETA COMMUNICATIONS


                                        By: /s/ Ralph Aceves
                                            ------------------------------------
                                        Name: Ralph Aceves
                                              ----------------------------------
                                        Its: President
                                             -----------------------------------

                                        PRINCIPAL SHAREHOLDERS:

                                        ALLIANCE VENTURES II, L.P.


                                        By: /s/ V.R. Ranganath
                                            ------------------------------------
                                        Name: V.R. Ranganath
                                              ----------------------------------
                                        Its: President
                                             -----------------------------------


                                        ALLIANCE VENTURES V, L.P.


                                        By: /s/ V.R. Ranganath
                                            ------------------------------------
                                        Name: V.R. Ranganath
                                              ----------------------------------
                                        Its: President
                                             -----------------------------------


                                        GALAXY VENTURE PARTNERS III, LLC


                                        By: /s/ V.R. Ranganath
                                            ------------------------------------
                                        Name: V.R. Ranganath
                                              ----------------------------------
                                        Its: Managing Member
                                             -----------------------------------


                                        SOLAR VENTURE PARTNERS, L.P.


                                        By: /s/ V.R. Ranganath
                                            ------------------------------------
                                        Name: V.R. Ranganath
                                              ----------------------------------
                                        Its: General Partner
                                             -----------------------------------

                                        /s/ C.N. Reddy
                                        ----------------------------------------
                                        C.N. Reddy

        Signature Page - Amendment No. 1 to Agreement and Plan of Merger


                                       4